UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.      )

Filed by the Registrant  ☑                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NETAPP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑No fee required.

☐Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐Fee paid previously with preliminary materials.

☐Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NETAPP, INC.

1395 Crossman Avenue

Sunnyvale, California 94089

www.virtualshareholdermeeting.com/NTAP2020

You are cordially invited to attend the Annual Meeting of Stockholders, and any adjournment, postponement or other delay thereof (the “Annual Meeting”), of NetApp, Inc., a Delaware corporation (“NetApp”), which, due to concerns regarding the COVID-19 pandemic and taking into account federal, state and local guidance and restrictions, will be held virtually on Thursday, September 10, 2020 at 3:30 p.m. Pacific time, with no physical in‑person meeting. The health and safety of our various stakeholders is our highest priority. You may attend the Annual Meeting and vote via the Internet at www.virtualshareholdermeeting.com/NTAP2020, just as you could at an in‑person meeting. We are holding the Annual Meeting for the following purposes:

1.

To elect the following individuals to serve as members of the Board of Directors until the 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”) or until their respective successors are duly elected and qualified: T. Michael Nevens, Deepak Ahuja, Gerald Held, Kathryn M. Hill, Deborah L. Kerr, George Kurian, Scott F. Schenkel and George T. Shaheen;

2.	To hold an advisory vote to approve Named Executive Officer compensation;
3.	To ratify the appointment of Deloitte & Touche LLP as NetApp’s independent registered public accounting firm for the fiscal year ending April 30, 2021;
4.	To consider a stockholder proposal for stockholder action by written consent, if properly presented at the Annual Meeting; and
5.	To transact such other business as may properly come before the Annual Meeting.

The foregoing items of business are more fully described in the Proxy Statement that accompanies this Notice of Annual Meeting of Stockholders. The Board of Directors has fixed the close of business on July 17, 2020, as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available by writing to the Corporate Secretary, 1395 Crossman Avenue, Sunnyvale, California 94089. To access the list during the Annual Meeting, please visit www.virtualshareholdermeeting.com/NTAP2020.

In accordance with the rules and regulations of the U.S. Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, NetApp will mail, on or about July 24, 2020, a Notice of Internet Availability of Proxy Materials to its stockholders of record and beneficial owners. The Notice of Internet Availability of Proxy Materials will identify: (1) the website where our proxy materials will be made available; (2) the date, time and location of the Annual Meeting; (3) the matters to be acted upon at the Annual Meeting and the Board of Directors’ recommendation with regard to each matter; (4) a toll-free telephone number, an e-mail address, and a website where stockholders can request a paper or e-mail copy of the Proxy Statement, (together with a form of proxy) and our Annual Report on Form 10-K; (5) instructions on how to vote your shares by proxy; and (6) information on how to attend the Annual Meeting and vote electronically. All proxy materials will be available free of charge.

To assure your representation at the Annual Meeting, you are urged to cast your vote as instructed in the Notice of Internet Availability of Proxy Materials over the Internet or by telephone as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer. Any stockholder of record attending the Annual Meeting may vote electronically, even if such stockholder has previously voted over the Internet, voted by telephone or returned a signed proxy card. To vote, visit the website listed on your proxy card. You will need the control number that appears on your proxy card when you access the website.

Thank you for your interest in NetApp.

BY ORDER OF THE BOARD OF DIRECTORS,

Chief Executive Officer

Sunnyvale, California

July 31, 2020

YOUR VOTE IS EXTREMELY IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE URGED TO VOTE BY TELEPHONE OR OVER THE INTERNET AS PROMPTLY AS POSSIBLE. ALTERNATIVELY, YOU MAY REQUEST A PAPER PROXY CARD, WHICH YOU SHOULD SIGN, DATE AND RETURN BY MAIL

PROXY SUMMARY

This summary highlights information contained within this Proxy Statement. It does not contain all the information found in this Proxy Statement and is qualified in its entirety by the remainder of this Proxy Statement. You should read the entire Proxy Statement carefully and consider all information before voting. Page references are supplied to help you find further information in this Proxy Statement.

Voting Matters and Recommendation

Voting Matter	Board Vote Recommendation	Page
Election of eight (8) director nominees	FOR each nominee	69
Advisory approval of our executive compensation	FOR	70
Ratification of appointment of independent registered public accounting firm	FOR	72
Stockholder proposal for stockholder action by written consent	AGAINST	74

Fiscal 2020 Business Highlights

$5.41B NET REVENUES $819M GAAP NET INCOME $1.06B CASH FLOWS FROM OPERATIONS	$11.0B CASH RETURNED TO STOCKHOLDERS SINCE MAY 2013	EARNINGS PER SHARE GAAP $3.52 NON-GAAP $4.05

In fiscal 2020, NetApp generated $5.41 billion in net revenues. GAAP net income for fiscal 2020 was $819 million, or $3.52 per share.1 Non-GAAP net income in fiscal 2020 was $944 million, or $4.05 per share.2 Over the course of the year, we generated $1.06 billion in cash flows from operations. We also returned approximately $1.85 billion to stockholders, comprising approximately $1.4 billion through share repurchases and $439 million through dividends. Through share repurchases and dividends, we have returned approximately $11.0 billion to stockholders since May 2013.

In fiscal 2020, NetApp continued to advance its Data Fabric strategy. In a world where technology is changing our everyday lives, digital transformation tops the strategic agenda in most organizations. To successfully transform, data must become the lifeblood of an organization, accelerating efforts to optimize operations, create innovative business opportunities and enable new customer touchpoints. This puts IT leaders under tremendous pressure to harness today’s wealth of data and leverage technology to create new value across the entire organization - all with limited time, resources and budget. Organizations are innovating on their choice of clouds, building private clouds to gain speed and agility, and modernizing and simplifying IT to accelerate critical business applications – sometimes all at the same time. NetApp helps customers move from building data centers to building data fabrics. Data fabric is an architecture and set of data services that provide consistent capabilities across a choice of endpoints spanning on-premises and multiple cloud environments. A data fabric simplifies the integration and orchestration of data services across clouds and on-premises to

[1]	GAAP earnings per share is calculated using the diluted number of shares for the period presented.
[2]	Non-GAAP earnings per share is calculated using the diluted number of shares for the period presented. A reconciliation of non-GAAP to GAAP results can be found in Annex A.

accelerate digital transformation. It delivers consistent and integrated hybrid cloud data services for data visibility and insights, data access and control and data protection and security. Only NetApp can deliver the full range of capabilities organizations need for their data fabrics: the power to discover resources, integrate disparate data services, automate operations, optimize, and protect and secure data everywhere. By coupling the strength of our Data Fabric strategy and the benefits we deliver to customers with a more efficient and agile business, we believe that we can generate long-term value for stockholders.

See also the section entitled “Our Fiscal 2020 Company Performance” on page 29 of this Proxy Statement. Detailed information on our products and our financial performance can be found in our Annual Report on 10-K for the year ended April 24, 2020.

Corporate Governance and Executive Compensation

Director Nominees

Name of Nominee	Age	Director Since	Independent	NetApp Committee Memberships
T. Michael Nevens*	70	2009	Yes	Audit, Corporate Governance and Nominating (Chair)
Deepak Ahuja✓	57	2020	Yes	Audit
Gerald Held	72	2009	Yes	Compensation
Kathryn M. Hill	63	2013	Yes	Compensation (Chair), Corporate Governance and Nominating
Deborah L. Kerr	48	2017	Yes	Audit
George Kurian	53	2015	No
Scott F. Schenkel✓	52	2017	Yes	Audit (Chair)
George T. Shaheen	76	2004	Yes	Compensation, Corporate Governance and Nominating

 *Chair of the Board of Directors

✓Audit Committee Financial Expert

Corporate Governance and Executive Compensation Highlights

We are committed to strong corporate governance, which promotes the long-term interests of our stockholders and strengthens our Board of Directors (the “Board”) and management accountability. Our executive compensation program is designed to hold our executives accountable for results over the long-term and reward them for consistently strong corporate performance. Since the 2017 Annual Meeting of Stockholders (the “2017 Annual Meeting”), in response to feedback from our stockholders, we have adopted proxy access bylaws and agreed to share diversity data on our website, which we update annually. We have also adopted bylaw provisions providing qualifying stockholders holding at least 25% of the outstanding stock of the Company the right to request special stockholder meetings, subject to the applicable terms of our bylaws.

Governance and executive compensation highlights include:

•	Other than the Chief Executive Officer, our Board is comprised of all independent directors (i.e., seven out of eight directors are independent);
•	Separation of the roles of Chair of the Board and Chief Executive Officer;
•	Board refreshment;

•	Increased board diversity;
•	Majority voting in the uncontested election of directors;
•

Each director is required to submit an irrevocable, conditional resignation effective only upon both (1) the failure to receive the required vote for reelection and (2) our Board’s acceptance of such resignation;

•	Three active standing Board committees with 100% independent members;
•	Proxy access bylaws;
•	Stockholder right to call special meeting;
•	Performance-based equity compensation;
•	Annual Say-on-Pay vote;
•	Director and executive stock ownership guidelines;
•	Anti-hedging and anti-pledging policies;
•	Compensation clawback policy;
•	Diversity data posted on Company website;
•	Board involvement in setting long-term corporate strategy;
•	Board oversight of risk management, including financial, operational, human capital, strategic, data privacy, cybersecurity, legal and regulatory risks;
•	Board oversight of human capital management, including workforce diversity and inclusion;
•	Annual Board and Board committee self-evaluations;
•	Annual assessment of director compensation; and
•	Robust Code of Conduct.

For more information about our corporate governance practices, please refer to the information under “Corporate Governance” beginning on page 15 of this Proxy Statement. For more information about our executive compensation program, please refer to the information under “Compensation Discussion and Analysis” beginning on page 27 of this Proxy Statement.

Cautionary Statement Regarding Forward-Looking Statements

This Proxy Statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are all statements (and their underlying assumptions) included in this Proxy Statement that refer, directly or indirectly, to future events or outcomes and, as such, are inherently not factual, but rather reflect only our current projections for the future. Consequently, forward-looking statements usually include words such as “estimate,” “intend,” “plan,” “predict,” “seek,” “may,” “will,” “should,” “would,” “could,” “anticipate,” “expect,” “believe,” or similar words, in each case, intended to refer to future events or circumstances. Our future results may differ materially from our past results and from those projected in the forward-looking statements due to various uncertainties and risks, including, but not limited to, those described in Item 1A (Risk Factors) of Part I of our Annual Report on Form 10-K and any additional risk factors disclosed in Item 1A (Risk Factors) of Part II of our Quarterly Report on Form 10-Q for the quarter ended July 31, 2020. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are based upon information available to us at this time. These statements are not guarantees of future performance. We disclaim any obligation to update information in any forward-looking statement. Actual results could vary from our forward-looking statements due to the factors described in our Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as well as other important factors.

PROXY STATEMENT

1395 Crossman Avenue

Sunnyvale, California 94089

www.virtualshareholdermeeting.com/NTAP2020

FOR THE ANNUAL MEETING OF STOCKHOLDERS OF

NETAPP, INC.

To Be Held Thursday, September 10, 2020

GENERAL INFORMATION

Why am I receiving these materials?

The Board of Directors of NetApp, Inc. (“Board” or “Board of Directors”) has made these materials available to you on the Internet or, upon your request, has delivered printed proxy materials to you in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders, and any adjournment, postponement or other delay thereof (the “Annual Meeting”). NetApp, Inc., a Delaware corporation, is referred to in this Proxy Statement as the “Company,” “NetApp,” “we” or “our.” This Proxy Statement describes proposals on which you, as a stockholder, are being asked to vote. It also gives you information on these proposals, as well as other information, so that you can make an informed decision. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement.

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials?

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each of our stockholders, we are furnishing proxy materials to our stockholders over the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice instructs you as to how you may access and review all of the information contained in the proxy materials. The Notice also instructs you as to how you may submit your proxy over the Internet or by telephone. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

Who can vote at the Annual Meeting?

Stockholders of record as of the close of business July 17, 2020 (the “Record Date”) are entitled to vote at the Annual Meeting. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares of common stock, the stockholder of record. If your shares of common stock are held by a bank, broker or other nominee, you are considered the “beneficial owner” of those shares, which are held in “street name.” As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following the voting instructions that your bank, broker or other nominee provides you. If you do not provide your bank, broker, or other nominee with instructions on how to vote your shares, your bank, broker or other nominee may not vote your shares with respect to any non-routine matters, but may, in its discretion, vote your shares with respect to routine matters. For more information on routine and non-routine matters, see “What are abstentions and broker non-votes?” below.

When and where will the Annual Meeting take place?

In light of concerns regarding the COVID-19 pandemic and taking into account federal, state and local guidance and restrictions, the Board has determined that our Annual Meeting will be held virtually on Thursday, September 10, 2020, at 3:30 p.m. Pacific time, with no physical in‑person meeting. You may attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/NTAP2020.

How do I attend the Annual Meeting?

We are committed to ensuring that stockholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting. You may attend the Annual Meeting and vote your shares electronically via the Internet at www.virtualshareholdermeeting.com/NTAP2020. To participate in the Annual Meeting, you will need the control number included on your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials.

How many shares must be present to hold the Annual Meeting?

To hold the meeting and conduct business, a majority of NetApp’s shares of common stock issued and outstanding and entitled to vote, in person or by proxy, at the Annual Meeting must be present in person or by proxy. This is called a quorum. Virtual attendance at the Annual Meeting constitutes presence in person for purposes of a quorum at the Annual Meeting.

How many shares of NetApp common stock are entitled to vote at the Annual Meeting?

At the Annual Meeting, each holder of common stock is entitled to one vote for each share of common stock held by such stockholder on the Record Date. On the Record Date, the Company had 221,933,797 shares of common stock outstanding and entitled to vote at the Annual Meeting. No shares of the Company’s preferred stock were outstanding. There are no cumulative voting rights.

Who will count the votes?

A representative of Broadridge Financial Solutions, Inc. will act as the inspector of elections and tabulate the votes.

How many votes are required for each proposal?

For Proposal No. 1, a nominee for director will be elected to the Board if the number of votes cast “FOR” a nominee’s election exceed the number of votes cast “AGAINST” such nominee’s election. Approval of each of Proposal Nos. 2, 3 and 4 requires the affirmative vote of a majority of the stock having voting power present in person or represented by proxy. Voting results will be published in a Current Report on Form 8-K, which will be filed with the SEC within four business days of the Annual Meeting.

How do I vote?

The Company is offering stockholders of record four methods of voting: (1) you may vote by telephone; (2) you may vote over the Internet; (3) you may vote electronically at the Annual Meeting by following the instructions available on the meeting website at www.virtualshareholdermeeting.com/NTAP2020; and (4) finally, you may request a proxy card from us and indicate your vote by signing and dating the card where indicated, and mailing or otherwise returning the card in the prepaid envelope provided.

If you submit a proxy card but do not specify your votes, your shares of common stock will be voted:

•	“FOR” the election of all the director nominees named in Proposal No. 1;
•	“FOR” Proposal Nos. 2 and 3; and
•	“AGAINST” Proposal No. 4.

Uninstructed proxies will be voted in the proxy holder’s discretion as to any other matter that may properly come before the Annual Meeting.

If you were a stockholder as of the record date, or you hold a legal proxy provided by your bank, broker or nominee for the Annual Meeting, you may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting. Please contact your bank, broker or other nominee for information on obtaining a legal proxy.

How can I change my vote or revoke my proxy?

Any stockholder of record voting by proxy has the power to revoke a proxy at any time before the polls close at the Annual Meeting. You may revoke your proxy by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting. If you are attending the Annual Meeting virtually, you may change your vote electronically. If you are the beneficial owner of your shares, we recommend that you contact the bank, broker or other nominee holding your shares for instructions on how to revoke your proxy or change your vote.

What are abstentions and broker non-votes?

Abstentions will be counted for the purposes of determining both (1) the presence or absence of a quorum for the transaction of business; and (2) the total number of shares entitled to vote at the Annual Meeting with respect to a proposal. Accordingly, abstentions will have the same effect as a vote against a proposal, except with respect to Proposal No. 1, where they will have no effect.

A “broker non-vote” occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the bank, broker or other nominee does not have discretionary voting power with respect to such proposal and has not received voting instructions from the beneficial owner. Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum for the transaction of business, but will not be counted for the purpose of determining the number of votes cast on a proposal. Accordingly, a broker non-vote will make a quorum more readily attainable, but will not otherwise affect the outcome of the vote on a proposal.

If your shares are held in street name and you do not instruct your bank, broker or other nominee on how to vote your shares, your bank, broker or other nominee may, at its discretion, either leave your shares unvoted or vote your shares on routine matters, but is not permitted to vote your shares on non-routine matters. Proposal No. 3 is considered a routine matter. Proposal Nos. 1, 2 and 4 are considered non-routine matters.

How many copies of the proxy materials will be delivered to stockholders sharing the same address?

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single Proxy Statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for the Company. The Company and some banks and brokers household proxy materials unless contrary instructions have been received from one or more of the affected stockholders. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement, or if you are receiving multiple copies of the Proxy Statement and wish to receive only one, please (1) follow the instructions provided when you vote over the Internet; or (2) contact Broadridge Financial Solutions, Inc., either by calling toll free at (800) 542-1061 or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Where may I obtain a copy of the Annual Report?

The Notice, this Proxy Statement and the Company’s Annual Report on Form 10-K for our fiscal year that ended on April 24, 2020 (the “Annual Report”) have been made available on our website. Our fiscal year is reported on a 52- or 53-week year that ends on the last Friday in April, and our 2020 fiscal year began on April 27, 2019 and ended on April 24, 2020 (“fiscal 2020”). The Annual Report is not incorporated into this Proxy Statement and is not considered proxy soliciting material. The Annual Report is posted at the following website address: http://investors.netapp.com/financial-information/annual-reports.

Who pays for the solicitation of proxies?

We will bear the cost of soliciting proxies. Copies of solicitation materials will be made available upon request to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. The Company may reimburse such persons for their costs of forwarding the solicitation materials to such beneficial owners. The Company has retained Innisfree M&A Incorporated, a professional proxy solicitation firm, to assist in the solicitation of proxies from stockholders of the Company. Innisfree M&A Incorporated may solicit proxies by personal interview, mail, telephone, facsimile, email, or otherwise. The Company expects that it will pay Innisfree M&A Incorporated a customary fee, estimated to be approximately $22,500, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies. In addition, the original solicitation of proxies may be supplemented by solicitation by telephone, electronic communication or other means by directors, officers, employees or agents of the Company. No additional compensation will be paid to these individuals for any such services.

How and when may I submit proposals for consideration at next year’s Annual Meeting of Stockholders?

The Company’s stockholders may submit proposals for consideration at the Annual Meeting. Stockholders may also recommend candidates for election to our Board of Directors for the Annual Meeting (see “Corporate Governance — Corporate Governance and Nominating Committee”).

Proposals to be Considered for Inclusion in NetApp’s Proxy Materials

Pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals may be included in our 2021 Proxy Statement. Any such stockholder proposals must be submitted in writing to the attention of the Corporate Secretary, NetApp, Inc., 1395 Crossman Avenue, Sunnyvale, California 94089, no later than April 2, 2021, which is 120 calendar days prior to the first anniversary of the mailing date of this Proxy Statement.

Director Nominations for Inclusion in NetApp’s Proxy Materials (Proxy Access)

Under the Company’s proxy access bylaw, a stockholder (or a group of up to 20 stockholders) owning at least 3% of the Company’s outstanding stock continuously for at least three years may nominate and include in the Company’s annual meeting materials director nominees constituting up to the greater of two directors or twenty percent of the Board, provided that the stockholders and nominees satisfy the requirements specified in the bylaws. Notice of a proxy access nomination for consideration at our 2020 Annual Meeting must be received no later than April 2, 2021 and no earlier than March 3, 2021.

Other Proposals and Nominations

Under the Company’s bylaws, a proposal that a stockholder intends to present for consideration at the 2021 Annual Meeting but does not seek to include in the Company’s proxy materials for the 2021 Annual Meeting (including the nomination of an individual to serve as a director other than pursuant to our proxy access bylaw as described immediately above) must be received by the Corporate Secretary (at the address specified in the preceding paragraph) not less than 120 calendar days nor more than 150 days prior to the first anniversary of the Annual Meeting. The stockholder’s submission must include the information specified in the Company’s bylaws.

Stockholders interested in submitting such a proposal are advised to contact knowledgeable legal counsel with regard to the detailed requirements of applicable securities laws.

If a stockholder gives notice of a proposal or a nomination after the applicable deadline specified above, the notice will not be considered timely, and the stockholder will not be permitted to present the proposal or the nomination to the stockholders for a vote at the 2021 Annual Meeting.

OUR BOARD OF DIRECTORS

The name, age and position of each of the Company’s directors as of July 31, 2020 are set forth below. Except as described below, each director has been engaged in his or her principal occupation during the past five years. There are no family relationships among any of our directors or executive officers.

T. Michael Nevens

Chairman of the Board

Independent

Age

70

Tenure

10 years

Committees

•      Audit

•      Corporate Governance and
Nominating (Chair)

Skills

•       Financial

•       Executive Level Leadership

•       Strategy

•       Technology

•       Risk Management

Biography

Mr. Nevens has been a senior advisor to Permira Funds, an international private equity fund, since May 2006. Prior to his position with Permira Funds, Mr. Nevens spent 23 years advising technology companies with McKinsey & Co., where he managed the firm’s Global High Tech Practice and chaired the firm’s IT vendor relations committee. Mr. Nevens has served as the Chairman of the Board since June 2015.

Qualifications

As an investor in, advisor to and as a current or former member of the board of directors of public and private technology companies, Mr. Nevens brings to the Board extensive expertise and insight into growth, management and governance, as well as expert knowledge of enterprise technology.

Other Public Company Directorships (past 5 years) • Ciena Corporation (2014 – present) • Altera Semiconductors, Inc. (2009 – 2015)
Education • University of Notre Dame (B.S., Physics) • Purdue University (M.S., Industrial Administration)

Deepak Ahuja Independent Age 57 Tenure <1 year Committees • Audit Skills • Financial • Executive Level Leadership • Strategy • Sales & Marketing • Technology • Risk Management

Biography

Mr. Ahuja joined Verily in 2020 as Chief Financial Officer (CFO). Previously, he served as CFO of Tesla from 2008 to 2015 and from 2017 to 2019. Prior to Tesla, Mr. Ahuja was at Ford Motor Company for 15 years in a variety of finance roles, which provided him experiences in manufacturing, marketing and sales, product development, treasury, and acquisitions/divestitures.

Qualifications

Mr. Ahuja brings to the Board many years of financial leadership and expertise across technology, biotechnology and automotive industries, and extensive experience with audit, financial planning, capital allocation, marketing and sales, product development, treasury, and acquisitions/divestitures. Mr. Ahuja qualifies as an “audit committee financial expert” under the rules and regulations of the SEC.

Other Public Company Directorships (past 5 years) • FireEye, Inc. (2015 – 2017)
Education • Carnegie Mellon University (M.S., Industrial Administration) • Northwestern University Pennsylvania (M.S., Materials Engineering) • Banaras Hindu University (B.Tech, Ceramic Engineering)

Gerald Held Independent Age 72 Tenure 10 years Committees • Compensation Skills • Executive Level Leadership • Strategy • Sales & Marketing • Technology

Biography

Dr. Held has been Chief Executive Officer of Held Consulting, LLC, a strategic consulting firm, since 1999. From 2006 to 2010, he was the Executive Chairman of Vertica Systems, an analytic database company that was acquired by Hewlett-Packard Company. Dr. Held served in director and executive roles at a variety of technology companies, including Business Objects SA, Tandem Computers, Inc., Oracle Corporation, Microplace, Inc., and Bella Pictures, Inc. Dr. Held also serves on the board of several private companies, including Tamr Inc., Madaket Inc. and Informatica Corporation, a formerly public technology company.

Qualifications Dr. Held brings to the Board a strong technical background and over 40 years of experience in developing, managing and advising technology organizations through periods of growth.
Education • Purdue University (B.S., Electrical Engineering) • University of Pennsylvania (M.S., Systems Engineering) • UC Berkeley (Ph.D., Computer Science)

Kathryn M. Hill

Independent

Age

63

Tenure

7 years

Committees

•      Compensation (Chair)

•      Corporate Governance and
Nominating

Skills

•      Financial

•      Executive Level Leadership

•      Strategy

•      Technology

•      Risk Management

Biography

Ms. Hill served in a number of leadership positions in engineering and operations at Cisco Systems, Inc., a communications company, from 1997 to 2013, including, Executive Advisor from 2011 to 2013, Senior Vice President, Development Strategy and Operations from 2009 to 2011, Senior Vice President, Access Networking and Services Group from 2008 to 2009 and Senior Vice President, Ethernet Systems and Wireless Technology Group from 2005 to 2008. Prior to Cisco, Ms. Hill had a number of engineering roles at various technology companies.

Qualifications

Ms. Hill brings to the Board substantive experience in management and leadership of global engineering and operations teams acquired over her 16 years at Cisco and in her previous roles at other technology companies.

Other Public Company Directorships (past 5 years) • Moody’s Corporation (2011 – present) • Celanese Corporation (2015 – present)
Education • Rochester Institute of Technology (B.S., Computational Mathematics)

Deborah L. Kerr Independent Age 48 Tenure 3 years Committees • Audit Skills • Financial • Executive Level Leadership • Strategy • Sales & Marketing • Technology • Risk Management

Biography

Ms. Kerr has served as a Managing Partner of Warburg Pincus since January 2019 and as a Senior Advisor from October 2017 to December 2018. Previously, Ms. Kerr served as Executive Vice President and Chief Product and Technology Officer at Sabre Corporation from 2013 to 2017 and as Executive Vice President, Chief Product and Technology Officer at FICO from 2009 until 2012. Prior to her time at Sabre Corporation and FICO, Ms. Kerr held senior leadership roles at Hewlett-Packard, Peregrine Systems and NASA’s Jet Propulsion Laboratory.

Qualifications

With over 25 years of diverse experience leading product and technology organizations, Ms. Kerr is a proven technology leader in the software industry who brings extensive leadership, product and technology experience, expertise in cloud and digital, and significant public company board experience to the Board.

Other Public Company Directorships (past 5 years)

•      International Airline Group (2018 – present)

•      Chico’s FAS, Inc. (2017 – present)

•      EXLService Holdings (2015 – present)

•      DH Corporation (2013 – 2017)

Education • Cal State University, Northridge • Azusa Pacific University (M.S., Computer Science)

George Kurian Age 53 Tenure 5 years Skills • Financial • Executive Level Leadership • Strategy • Sales & Marketing • Technology • Risk Management

Biography

Mr. Kurian has served as our Chief Executive Officer since June 1, 2015 and as our President from May 20, 2016 until Cesar Cernuda’s appointment as President on July 1, 2020. Mr. Kurian joined NetApp in 2011 and has served in a variety of senior leadership roles, including Executive Vice President of Product Operations, Senior Vice President of the Data ONTAP group and Senior Vice President of the Storage Solutions Group. Prior to NetApp, Mr. Kurian held leadership positions at Cisco Systems, Akamai Technologies, McKinsey & Company, and Oracle Corporation.

Qualifications

As the Company’s Chief Executive Officer, Mr. Kurian brings exceptional leadership skills, extensive experience and knowledge of the Company’s business, operations and strategy, which enable him to keep the Board apprised of significant developments impacting the Company and the industry and to guide the Board’s discussion and review of the Company’s strategy.

Education • Princeton University (B.S., Electrical Engineering) • Stanford University (M.B.A.)

Scott F. Schenkel Independent Age 52 Tenure 3 years Committees •Audit (Chair) Skills • Financial • Executive Level Leadership • Strategy • Sales & Marketing • Technology • Risk Management

Biography

Mr. Schenkel served as the interim Chief Executive Officer of eBay, Inc. from September 2019 to April 2020. He joined eBay, Inc. in 2007 and served as Senior Vice President and Chief Financial Officer from 2015 to 2019, leading finance, analytics and information technology. He also served as Senior Vice President and Chief Financial Officer of eBay Marketplace from 2009 to 2015 and as Vice President of Global Financial Planning and Analytics. Previously, Mr. Schenkel spent nearly 17 years at General Electric (GE) in a variety of finance roles.

Qualifications

Mr. Schenkel brings to the Board more than 25 years of extensive corporate and financial leadership, and operational expertise across technology and commerce industries. Mr. Schenkel has deep knowledge of financial and accounting issues, and a wealth of experience with financial planning and analytics, strategy, audit, mergers and acquisitions, Six Sigma and process improvement. Mr. Schenkel qualifies as an “audit committee financial expert” under the rules and regulations of the SEC.

Education • Virginia Polytechnic Institute and State University (B.S., Finance)

George T. Shaheen

Independent

Age

76

Tenure

16 years

Committees

•      Compensation

•      Corporate Governance and
Nominating

Skills

•      Financial

•      Executive Level Leadership

•      Strategy

•      Sales & Marketing

•      Technology

Biography

Mr. Shaheen has served in a variety of senior leadership roles, including Chief Executive Officer and Chairman of the Board of Directors of Entity Labs, Ltd., a technology company in the data collection, storage and analytics space, Chief Executive Officer of Siebel Systems, Inc., a customer relationship management software company, Chairman of the Board of Webvan Group, Inc. and Global Managing Partner of Andersen Consulting, which later became Accenture. In addition to his public and private board service, Mr. Shaheen has also served as an IT Governor of the World Economic Forum and on the Board of Advisors of Northwestern University Kellogg Graduate School of Management and the Board of Trustees of Bradley University.

Qualifications

Mr. Shaheen brings to the Board significant experience leading, managing and advising companies and expertise in compliance matters as a result of his service on public and private company boards and their audit and compensation committees. His consulting background gives him keen insight into sales and the customer-based service aspect of the Company's operations and.

Other Public Company Directorships (past 5 years) • Marcus & Millichap Inc. (2013 – present) • Green Dot Corporation (2013 – present) • Korn/Ferry International (2007 – present)
Education • Bradley University (B.S., Business) • Bradley University (M.B.A.)

CORPORATE GOVERNANCE

Summary

Our Board has adopted policies and procedures that our Board believes are in the best interests of the Company and its stockholders while being compliant with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC and the Nasdaq Stock Market, LLC (“Nasdaq”).

Our Board leadership structure reflects our Company leadership needs and provides effective oversight of Company management and risk management. Seven of our eight directors are independent, including our Chairman of the Board. Within the last five years, the Company has added three new independent directors to our Board and increased our Board’s gender, racial and ethnic diversity.

The operation and functions of the Board are governed by our Corporate Governance Guidelines. In addition, all of the Company’s directors, officers and employees are subject to our Code of Conduct.

Further details on our governance practices are provided in the following sections.

Board Leadership Structure

Our Board does not view any particular leadership structure as preferred and routinely considers the appropriate leadership structure. This consideration includes the pros and cons of alternative leadership structures in light of the Company’s operating and governance environment at the time, with the goal of achieving the optimal model for Board leadership and effective oversight of management by our Board.

Our Board consists of eight directors, seven of whom are independent. Our only management director is Mr. Kurian, our Chief Executive Officer. Mr. Nevens, an independent director, holds the role of Chairman of the Board. The Board believes this structure benefits the Board and the Company by enabling the Chief Executive Officer to focus on operational and strategic matters while enabling the Chairman to focus on Board and governance matters, including, among other things, the creation of long-term stockholder value and long-range strategic planning.

As described in more detail below, our Board of Directors has three standing committees, each of which is composed solely of independent directors and chaired by an independent director. Our Board delegates substantial responsibility to each Board committee, which regularly reports its activities and actions back to the Board. We believe that our independent Board committees and their respective chairs are an important aspect of our Board leadership structure.

Corporate Governance Guidelines

Our Board has adopted a formal set of Corporate Governance Guidelines concerning various issues related to Board membership, structure, function and processes; Board committees; leadership development, including succession planning; oversight of risk management; and our ethics helpline. A copy of the Corporate Governance Guidelines is available on our website at http://investors.netapp.com/corporate-governance.

Strategy and Risk Oversight

Our Board oversees and contributes to the formation of the Company’s strategy and provides oversight of management’s execution and refinement of our strategic plans. The Board engages in discussions regarding our corporate strategy at every Board meeting and, at least annually, receives a formal update on the company’s short- and long-term objectives, including the company’s operating plan and long-term strategic plan.

Our Board, as a whole and through its committees, also has responsibility for the oversight of risk management. With the oversight of our Board, our executive officers are responsible for the day-to-day management of the material risks the Company faces. In its oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by our executive officers are adequate and functioning as designed. The involvement of our Board in setting our long-term business strategy is a key part of our Board’s oversight of risk management and allows our Board to assess and determine what constitutes an appropriate level of risk for the Company and review and consider management’s role in risk management. Our Board regularly receives updates from management and outside advisors regarding material risks the Company faces.

Each committee of our Board oversees specific aspects of risk management. For example, our Audit Committee oversees overall integrity of our financial statements, accounting and auditing matters, our compliance with legal, regulatory and public disclosure requirements, our enterprise risk management program, and our initiatives related to cybersecurity, including prevention and monitoring; our Compensation Committee oversees the management risks associated with succession planning and the relationship between our compensation policies and programs; and our Corporate Governance and Nominating Committee oversees the management of risks associated with director independence, conflicts of interest, board composition and organization, and director succession planning. Our committees regularly report their findings to our Board.

Other than when our Board or a committee of our Board meets in executive session, senior management attends all meetings of our Board and its committees and is available to address questions raised by directors with respect to risk management and other matters.

Succession Planning

The Board plans for succession to the position of CEO and other senior management positions to help ensure continuity of leadership. To assist the Board in this effort, the CEO provides the Board with an assessment of other executives and their potential as a suitable successor. The CEO also provides the Board with an assessment of individuals considered to be potential successors to certain other senior management positions. The Board discusses and evaluates these assessments, including in private sessions, and provides feedback to the CEO. Management is responsible for developing retention and development plans for potential successors and periodic progress reports and reviews are provided to the Board.

Independent Directors

A majority of our Board of directors and nominees is composed of “independent directors,” as defined in the applicable laws and regulations of the SEC and the Listing Rules of Nasdaq. The independent directors regularly meet in executive session, without management, as part of the normal agenda of our Board meetings. Our Chairman, Mr. Nevens, is a non-employee director and is independent (as defined by the Nasdaq Listing Rules). In addition, the Board previously determined that Mr. Richard. P. Wallace, who retired from the Board effective September 12, 2019, was independent (as defined by the Nasdaq listing rules).

Committees of the Board of Directors

Our Board of Directors maintains three standing committees and has adopted a charter for each that meets applicable Nasdaq rules. Charters are reviewed by their respective committees annually and are available at http://investors.netapp.com/corporate-governance.

Corporate Governance and Nominating Committee

The responsibilities of the committee include:

•	Review of matters concerning corporate governance and providing recommendations to the Board;
•	Review of composition of the Board of Directors and its committees and providing recommendations to the Board;
•	Evaluation of the performance of the Board;
•	Review of conflicts of interest of members of the Board and corporate officers;

•	Review and approval of related person transactions; and
•	Oversight and management of risks associated with director independence, conflicts of interest, board composition and organization, and director succession planning.

All of the members of the Corporate Governance and Nominating Committee meet the applicable requirements for independence from Company management.

Compensation Committee

The responsibilities of the committee include:

•	Review of the Company’s overall compensation and benefits philosophy and strategy and advising the Company’s management;
•	Oversight, evaluation and approval of the compensation of the Company’s Chief Executive Officer, other executive officers and non-employee directors;
•	Review and approval of the Company’s compensation and benefits plans and programs in accordance with the Compensation Committee charter;
•	Oversight of the management of risks associated with the Company’s compensation policies and programs; and
•	In accordance with Nasdaq rules, review and assessment of the independence of any compensation consultant, legal counsel or other advisor that provides advice to the Compensation Committee.

All of the members of the Compensation Committee meet the applicable requirements for independence as defined by applicable Nasdaq and Internal Revenue Service rules.

Audit Committee

The responsibilities of the committee include:

•	Oversight of the integrity of the Company’s financial statements and adequacy of the Company’s internal controls;
•

Appointment, compensation, retention, termination and oversight of the work of the Company’s independent registered public accounting firm, Deloitte & Touche LLP, which reports directly to the Audit Committee;

•	Oversight of the quality of the internal audit function of the Company, which reports directly to the Audit Committee;
•	Oversight of the Company’s risk management program, including financial, operational, strategic, privacy, cyber security, legal and regulatory risks; and
•	Oversight of compliance with legal, regulatory and public disclosure requirements.

All of the members of the Audit Committee meet the applicable requirements for independence from Company management and requirements for financial literacy. Each member of the Audit Committee has the requisite financial management expertise.

Director Selection

Our Board has adopted guidelines for the identification, evaluation and nomination of candidates for director.

To assist with director nominations, our Board has assigned the Corporate Governance and Nominating Committee responsibility for reviewing and recommending nominees to our Board. Although there are no specific minimum qualifications for director nominees, the ideal candidate should have the highest professional and personal ethics and values, and broad experience at the policy-making level in business, government, education, technology, or public service. In evaluating the suitability of a particular director nominee, our Board considers a broad range of factors, including, without limitation, diversity of business experience, professional expertise, length of service, character, integrity, judgment, independence, diversity with respect to race and gender, age, skills, education, understanding of the Company’s business, and other commitments. In addition, our Corporate Governance and Nominating Committee may consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.

The Corporate Governance and Nominating Committee makes an effort to ensure that our Board’s composition reflects a broad diversity of experience, professions, skills, viewpoints, geographic representation, personal traits and backgrounds. Additionally, although we have no formal policy with respect to diversity, due to the global and complex nature of our business, our Board believes it is important to identify otherwise qualified candidates who would increase our Board’s racial, ethnic, gender and/or cultural diversity. No specific weights are assigned to particular criteria, and the Corporate Governance and Nominating Committee does not believe that any specific criterion is necessarily applicable to all prospective nominees. When the Corporate Governance and Nominating Committee reviews a potential new candidate, it looks specifically at the candidate’s qualifications in light of the needs of our Board at that time, given the then-current mix of director attributes. With respect to the nomination of continuing directors for re-election, each continuing director’s past contributions to our Board are also considered.

In the case of new director candidates, the Corporate Governance and Nominating Committee reviews whether the nominee is independent for Nasdaq purposes and recommends a determination to the Board, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Corporate Governance and Nominating Committee generally relies on a variety of resources to compile a list of potential candidates, including, among other things and depending upon the circumstances, its network of contacts, searches of corporate, academic and government environments and resources, and, professional search firms. We believe utilizing such a broad variety of resources furthers our Board’s goal of ensuring the identification and consideration of a diverse range of qualified candidates, including, without limitation, women and minority candidates. After considering the function and needs of our Board, the Corporate Governance and Nominating Committee conducts appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates. The Corporate Governance and Nominating Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to our Board by majority vote.

If the Corporate Governance and Nominating Committee determines that it wants to identify new independent director candidates for Board membership, it is authorized to retain and to approve the fees of third-party executive search firms to help determine the skills and qualifications that would best complement our Board and identify prospective director nominees.

The Corporate Governance and Nominating Committee uses the same process for evaluating all nominees, regardless of the source of the nomination. The Corporate Governance and Nominating Committee has periodically retained the services of an executive search firm to assist it in identifying new candidates to join the Board, as it did in the case of director nominee Deepak Ahuja. At the outset of the search, the Board identified the qualifications, experience and skill set it believed most appropriate to augment the current mix of director qualifications and attributes. This specification was provided to the executive search firm, which then used the specification to identify a select number of candidates for consideration by the Corporate Governance and Nominating Committee. Thereafter, members of the Corporate Governance and Nominating Committee interviewed a subset of the potential candidates and selected Mr. Ahuja as the finalist for consideration by the full Board.

A stockholder meeting the ownership requirements in our bylaws, including our proxy access bylaw, who desires to nominate a candidate for election to our Board must direct the nomination in writing to NetApp, Inc., 1395 Crossman Avenue, Sunnyvale, California 94089, Attention: Corporate Secretary in the time periods prescribed by the Company’s bylaws. The nomination must include the same information required by the Company’s bylaws in connection with the nomination of a director of our Board, including, without limitation, the candidate’s name and age; home and business contact information; principal occupation or employment and the name, type of business and address of the nominee’s employer; information regarding the nominee’s and the nominating person’s ownership of Company stock; a description of any arrangement or understanding of the nominee and the nominating person with each other or any other person regarding future employment or any future transaction to which the Company will or may be a party; and a written consent to be nominated and written statement that, if nominated, such candidate will tender an irrevocable advance resignation in accordance with the Company’s Corporate Governance Guidelines. As detailed in the Company’s bylaws, every nominee, whether nominated by the Board or a stockholder, must also deliver to the Company’s Corporate Secretary certain written representations and agreements, including a representation and agreement regarding such person’s agreement, arrangements or understandings with any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question.

Meetings and Committees of our Board of Directors

Our Board held five meetings and also acted by written consent during fiscal 2020. During fiscal 2020, each member of our Board attended at least 75% of the aggregate of (1) the total number of meetings of our Board held during fiscal 2020; and (2) the total number of meetings held by all Board committees on which such director served, in each case covering the periods of fiscal 2020 during which such director served on our Board or such committees, as applicable.

There are no family relationships among executive officers, directors or nominees of the Company. Our Board currently has three standing committees, each of which is composed entirely of independent directors, and each of which operates under a charter approved by our Board: the Audit Committee, the Corporate Governance and Nominating Committee, and the Compensation Committee.

The members of the committees as of the date of this Proxy Statement are identified in the following table:

Director	Audit	Compensation	Corporate Governance and Nominating
T. Michael Nevens	☑		Chair
Deepak Ahuja	☑
Gerald Held		☑
Kathryn M. Hill		Chair	☑
Deborah L. Kerr	☑
Scott F. Schenkel	Chair
George T. Shaheen		☑	☑

All members of the Audit Committee are independent in accordance with the applicable laws and regulations of the SEC and the Listing Rules of Nasdaq. Our Board has determined that each of Mr. Ahuja and Mr. Schenkel qualifies as an “audit committee financial expert” under the rules and regulations of the SEC. The Audit Committee reviews, acts on and reports to our Board with respect to various auditing and accounting matters, including the selection of the Company’s independent registered public accounting firm, the scope of the annual audits, fees to be paid to the independent registered public accounting firm, the performance of the Company’s independent registered public accounting firm, the accounting practices of the Company and other such functions as detailed in the Audit Committee Charter, which can be found on the Company’s website at http://investors.netapp.com/corporate-governance. The Audit Committee held eight meetings during fiscal 2020.

All members of the Compensation Committee are independent in accordance with the applicable laws and regulations of the SEC and the Listing Rules of Nasdaq and each member qualifies as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code, as amended. The Compensation Committee establishes salaries, incentive and equity compensation programs, and other forms of compensation for our officers and non-employee directors; creates the compensation guidelines under which management establishes salaries for non-officers and other employees of the Company; and administers the compensation and benefit plans of the Company. In carrying out its responsibilities, the Compensation Committee reviews, at least annually, the compensation for the Chief Executive Officer, all executive vice presidents, all senior vice presidents and non-employee directors, the corporate goals relevant to compensation, and our executive and leadership development policies. The functions of the Compensation Committee are detailed in the Compensation Committee Charter, which can be found on the Company’s website at http://investors.netapp.com/corporate-governance. The Compensation Committee meets regularly with its outside advisors independently of management. The Compensation Committee held seven meetings during fiscal 2020.

All members of the Corporate Governance and Nominating Committee are independent in accordance with the applicable laws and regulations of the SEC and the Listing Rules of Nasdaq. The Corporate Governance and Nominating Committee evaluates and recommends to our Board candidates for Board membership and considers nominees recommended by stockholders who satisfy the conditions described above under “Director Selection.” The Corporate Governance and Nominating Committee also develops and recommends corporate governance policies and other governance guidelines and procedures to our Board. The functions of the Corporate Governance and Nominating Committee are detailed in the Corporate Governance and Nominating Committee Charter, which can be found on the Company’s website at http://investors.netapp.com/corporate-governance. The Corporate Governance and Nominating Committee held three meetings during fiscal 2020.

Stockholder Meeting Attendance for Directors

We do not have a formal policy for director attendance at our annual meetings, but historically they have been attended by all of the directors. All of the directors then serving attended the 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”) in person.

Code of Conduct

The Company has adopted a Code of Conduct that includes a conflict of interest policy that applies to all directors, officers and employees. All employees are required to affirm in writing their understanding and acceptance of the Code of Conduct.

The Code of Conduct is posted on the Company’s website at: http://investors.netapp.com/corporate-governance. The Company will post any amendments to or waivers of the provisions of the Code of Conduct on its website.

Political Contributions Policy

The Company’s Political Contributions Policy and its Code of Conduct prohibit political contributions of any kind, by or on behalf of the Company. Our Code of Conduct also requires advance approval of any donation of NetApp assets or funds. We believe this provides an additional measure of oversight in enforcing our policy against Company political contributions.

Personal Loans to Executive Officers and Directors

The Company does not provide personal loans or extend credit to any executive officer or director.

Stockholder Communications Policy

Stockholders may contact any of the Company’s directors by writing to them c/o NetApp, Inc., 1395 Crossman Avenue, Sunnyvale, California 94089, Attn: Corporate Secretary. Employees and others who wish to contact our Board or any member of the Audit Committee to report questionable practices may do so anonymously by using this address and designating the communication as “confidential.”

DIRECTOR COMPENSATION

The Compensation Committee evaluates the non-employee director compensation program annually with the assistance of its independent compensation consultant, Meridian Compensation Partners. As a part of this process, the Compensation Committee reviews market data for director compensation from the Company’s Compensation Peer Group, the same group used for our executive compensation review, including cash compensation, equity compensation and stock ownership requirements. Non-employee director compensation is generally targeted at the market median and is periodically adjusted to maintain alignment with market and peer pay practices. Non-employee directors receive annual cash retainers as well as equity awards for their service on our Board. Details of the compensation are discussed in the narrative below. Employee directors do not receive any compensation for their services as members of our Board.

Director Compensation Table

The table below summarizes the total compensation paid by the Company to our directors for fiscal 2020.

Name	Fees Earned or Paid in Cash ($)(1)	Restricted Stock Units ($)(2)	Option Awards ($)(3)	Nonequity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
T. Michael Nevens	195,000	314,026	—	—	—	—	509,026
Deepak Ahuja(4)	7,917	245,682	—	—	—	—	253,599
Gerald Held	90,000	241,537	—	—	—	—	331,537
Kathryn M. Hill	122,500	241,537	—	—	—	—	364,037
Deborah L. Kerr	95,000	241,537	—	—	—	—	336,537
Scott F. Schenkel	125,000	241,537	—	—	—	—	366,537
George T. Shaheen	90,000	241,537	—	—	—	—	331,537
Richard P. Wallace(5)	45,000	—	—	—	—	—	45,000
George Kurian(6)	—	—	—	—	—	—	—

(1)

The amounts in this column represent compensation that was earned in fiscal 2020. Our Board year does not correspond with our fiscal year. Our Board year begins on the date of each annual meeting and runs until the next annual meeting. Cash board fees are paid in arrears on a quarterly basis. A portion of the fees earned during the first quarter of fiscal 2020 were paid in the last quarter of fiscal 2019 and are not included in this table. Likewise, a portion of the fees earned during the last quarter of fiscal 2020 were paid in the first quarter of fiscal 2021 and are not included in this table.

(2)

Each non-employee director received a grant of a stock award in the form of a time-based restricted stock unit (“RSU”) award representing the contingent right to receive shares of common stock. The amounts reported represent the grant date fair value of RSU awards to the director under the Company’s Amended and Restated 1999 Stock Option Plan (the “Stock Plan”) and are computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC 718). Assumptions used in the valuations of these awards are included in Note 11 of the Annual Report. These amounts do not represent the actual value that may be realized by the non-employee director.

(3)

The table below sets forth the number of shares of common stock subject to outstanding options and RSUs (including RSUs for which the payout of shares has been deferred by such director) held by the non-employee directors who served as directors in fiscal 2020 as of April 24, 2020:

Name	# of Outstanding Options (in Shares)	# of RSUs (in Shares)	Total Equity Awards Outstanding
T. Michael Nevens	22,831	5,766	28,597
Deepak Ahuja	—	4,473	4,473
Gerald Held	11,416	42,611	54,027
Kathryn M. Hill	—	4,435	4,435
Deborah L. Kerr	—	9,891	9,891
Scott F. Schenkel	—	4,435	4,435
George T. Shaheen	—	21,129	21,129
Richard P. Wallace(5)	—	—	—

(4)	Mr. Ahuja has been a member of the Board of Directors and the Audit Committee since January 2020.
(5)	Mr. Wallace did not stand for re-election at the 2019 Annual Meeting and did not receive RSUs.
(6)

During fiscal 2020, Mr. Kurian served as our Chief Executive Officer, President and a member of the Board. Mr. Kurian did not receive any additional compensation for serving on our Board. For more information on Mr. Kurian’s compensation as our Chief Executive Officer and President, please see the “Executive Compensation and Related Information—Summary Compensation Table” below.

Summary of Director Compensation Policy

The following table sets forth a summary of our total compensation policy for our non-employee directors as of the end of fiscal 2020:

Position	Annual Cash Retainer ($)	Equity Grants ($)
Board of Directors
Lead Independent Director/Chairman	150,000	250,000
Board Member (other than Lead Independent Director/Chairman)	75,000	325,000
Audit Committee
Chairperson	30,000
Member	20,000
Compensation Committee
Chairperson	22,500
Member	15,000
Corporate Governance and Nominating Committee
Chairperson	15,000
Member	10,000

In June 2020, in accordance with its annual practice, the Compensation Committee evaluated the compensation for non-employee directors, including benchmarking the directors’ cash and equity compensation against our Compensation Peer Group (as disclosed in the section titled “Compensation Peer Group and Use of Market Data” beginning on page 34 of this Proxy Statement). In connection with this evaluation, the Compensation Committee reviewed the annual cash retainer, the annual equity grant, fees for committee services, fees for chairs, grants on initial appointment, and stock ownership guidelines for our non-employee directors. The Compensation Committee reviewed data compiled by Meridian, including average compensation per director of peer companies, Committee member and chair retainers, director equity grant practices and other relevant director pay practices. The Compensation Committee determined, with the assistance of its independent advisor, that no adjustment to director compensation was necessary.

Our non-employee directors receive automatic annual equity grants under the Automatic Award Program of the Stock Plan pursuant to an outside director compensation policy adopted by our Board and the Compensation Committee, which may be revised from time to time as our Board or the Compensation Committee deems appropriate. Since fiscal 2016, all non-employee director automatic annual equity grants have been in the form of RSUs.

Following the 2019 Annual Meeting, each of the individuals re-elected as a non-employee director received the number of RSUs indicated in the table below with respect to their automatic annual equity awards. Mr. Ahuja received the number of RSUs in the table below pursuant to the automatic equity award program upon his appointment to the Board.

Name	RSUs	Stock Option Grants (in Shares)	Stock Option Exercise Price ($)	Grant Date
T. Michael Nevens	5,766	—	—	September 12, 2019
Deepak Ahuja	4,473	—	—	February 4, 2020
Gerald Held	4,435	—	—	September 12, 2019
Kathryn M. Hill	4,435	—	—	September 12, 2019
Deborah L. Kerr	4,435	—	—	September 12, 2019
Scott F. Schenkel	4,435	—	—	September 12, 2019
George T. Shaheen	4,435	—	—	September 12, 2019

A newly elected or appointed non-employee director receives a grant of RSUs upon his or her first election or appointment to the Board with a value of $250,000 (if such election or appointment occurs before February of the applicable year) or with a value of $125,000 (if such election or appointment occurs in or after February of the applicable year). On the date of each annual stockholders meeting, but after any stockholder votes are taken on such date, each outside director who is re-elected receives a grant with a value of $250,000, except the Chair of the Board, who receives a grant with value of $325,000.

Equity awards for non-employee directors are represented as a dollar value. For these purposes, the value of any awards of RSUs will equal the product of (1) the fair market value of one share of common stock on the grant date of such award and (2) the aggregate number of RSUs.

Each non-employee director is also eligible to receive an annual cash retainer for his or her Board and committee service, pursuant to the terms of the outside director compensation policy. The Compensation Committee has approved a deferral program for our non-employee directors, which allows each non-employee director to elect to defer the receipt of his or her annual cash retainer until a later date in accordance with applicable tax laws. Additionally, for any automatic equity grant in the form of RSUs, the director may elect in accordance with federal tax laws when he or she will receive payout from his or her vested RSUs and defer income taxation until the award is paid. In connection with this deferral, a director may elect to receive payout within 30 days of the earliest of: (1) if the director so specifies, a specified date that is no earlier than January 1 of the second calendar year immediately following the date on which the RSUs vested; (2) the date the director ceases to serve as a director for any reason (in accordance with Section 409A of the Internal Revenue Code of 1986, as amended and the regulations thereunder); and (3) the date on which a Change of Control occurs. If the director does not specify a date per (1) above, then the RSUs shall be paid out upon the earlier to occur of (2) and (3) above. For the definition of “Change of Control”, please see “Termination of Employment and Change of Control Agreements – Definitions Contained in Change of Control Severance Agreement” below. An election to defer the payout of vested RSUs is not intended to increase the value of the payout to the non-employee director, but rather to give the non-employee director the flexibility to decide when he or she will be subject to taxation with respect to the award. Any election to defer payment of any vested RSUs will not alter the other terms of the award, including the vesting requirements. Dividends will accrue on each equity award granted to our non-employee directors in fiscal 2020 and onwards if any such equity award is vested but has been deferred by such director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To the Company’s knowledge, the following table sets forth certain information regarding beneficial ownership of the Company’s common stock as of July 17, 2020, except as otherwise set forth below, by (1) each person or entity who is known by the Company to own beneficially more than 5% of the Company’s common stock; (2) each of the Company’s directors and nominees for director; (3) each of the Company’s named executive officers set forth in the Summary Compensation Table; and (4) all of the Company’s current directors and executive officers as a group.

Except as indicated, the address of the beneficial owners is c/o NetApp, Inc., 1395 Crossman Avenue, Sunnyvale, California 94089. Information related to holders of more than 5% of the Company’s common stock was obtained from filings with the SEC pursuant to Sections 13(d) or 13(g) of the Exchange Act.

Name of Beneficial Owners	Number of Shares Beneficially Owned	Percentage of Class (1)
PRIMECAP Management Company(2) 177 E. Colorado Blvd, 11th Floor Pasadena, CA 91105	32,566,638	14.7%
Capital International Investors(3) 11100 Santa Monica Boulevard, 16th Floor Los Angeles, CA 90025	29,364,523	13.2%
The Vanguard Group(4) 100 Vanguard Boulevard Malvern, PA 19355	28,849,601	13.0%
BlackRock, Inc.(5) 55 East 52nd Street New York, NY 10055	17,111,441	7.7%
George Kurian(6)	446,301	*
Michael J. Berry(7)	22,155	*
Ronald J. Pasek(8)	76,714	*
Brad Anderson(9)	30,547	*
Henri P. Richard(10)	5,000	*
Matthew K. Fawcett(11)	50,818	*
T. Michael Nevens(12)	58,631	*
Deepak Ahuja(13)	4,473	*
Gerald Held(14)	26,166	*
Kathryn M. Hill(15)	34,269	*
Deborah L. Kerr(16)	7,359	*
Scott F. Schenkel(17)	12,815	*
George T. Shaheen(18)	20,641	*
All current directors and executive officers as a group (13 persons)(19)	795,889	*

*	Less than 1%.
(1)

Percentage of Class is based on 221,933,797 shares of common stock outstanding on July 17, 2020. Shares of common stock subject to stock options and RSUs that are currently exercisable or will become exercisable or issuable within 60 days of July 17, 2020 are deemed outstanding for computing the percentage of the person or group holding such options and/or RSUs, but are not deemed outstanding for computing the percentage of any other person or group. This table does not include the vested options or RSUs held by our directors for which release has been deferred. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

(2)

Information concerning stock ownership was obtained from Amendment No. 7 to the Schedule 13G filed with the SEC on February 12, 2020 by PRIMECAP Management Company, which reported sole voting power with respect to 31,419,108 of such shares of common stock and sole dispositive power with respect to 32,566,638 shares of common stock.

(3)

Information concerning stock ownership was obtained from Amendment No. 1 to the Schedule 13G filed with the SEC on February 14, 2020 by Capital International Investors, which reported sole voting power with respect to 28,215,650 of such shares of common stock and sole dispositive power with respect to 29,364,523 shares of common stock.

(4)

Information concerning stock ownership was obtained from Amendment No. 6 to the Schedule 13G filed with the SEC on February 12, 2020 by The Vanguard Group, which reported sole voting power with respect to 358,530 of such shares of common stock and sole dispositive power with respect to 26,457,045 shares of common stock.

(5)

Information concerning stock ownership was obtained from Amendment No. 8 to the Schedule 13G filed with the SEC on February 5, 2020 by BlackRock, Inc., which reported sole voting power with respect to 14,938,655 of such shares of common stock and sole dispositive power with respect to 17,111,441 shares of common stock

(6)

Consists of (i) 285,501 shares of common stock held of record by Mr. Kurian; and (ii) 160,800 shares of common stock issuable to Mr. Kurian upon exercise of outstanding stock options exercisable within 60 days of July 17, 2020, of which all shares were fully vested as of such date.

(7)	Consists of 22,155 shares of common stock held of record by Mr. Berry.
(8)	Consists of 76,714 shares of common stock held of record by Mr. Pasek.
(9)	Consists of (i) 28,706 shares of common stock held of record by Mr. Anderson; and (ii) 1,841 shares of common stock issuable to Mr. Anderson upon the vesting of RSUs within 60 days of July 17, 2020.
(10)	Consists of 5,000 shares of common stock held of record by a trust of which Mr. Richard is a trustee.
(11)	Consists of 50,818 shares of common stock held of record by Mr. Fawcett.
(12)

Consists of (i) 30,044 shares of common stock held of record by a trust of which Mr. Nevens is the trustee; (ii) 22,821 shares of common stock issuable to Mr. Nevens upon exercise of outstanding stock options exercisable within 60 days of July 17, 2020, of which all shares were fully vested as of such date and (iii) 5,766 shares of common stock issuable to Mr. Nevens upon the vesting of RSUs within 60 days of July 17, 2020.

(13)	Consists of 4,473 shares of common stock issuable to Mr. Ahuja upon the vesting of RSUs within 60 days of July 17, 2020.
(14)

Consists of (i) 10,315 shares of common stock held of record by Mr. Held; (ii) 11,416 shares of common stock issuable to Mr. Held upon exercise of outstanding stock options exercisable within 60 days of July 17, 2020, of which all shares were fully vested as of such date and (iii) 4,435 shares of common stock issuable to Mr. Held upon the vesting of RSUs within 60 days of July 17, 2020.

(15)

Consists of (i) 29,834 shares of common stock held of record by a trust of which Ms. Hill is the trustee and (ii) 4,435 shares of common stock issuable to Ms. Hill upon the vesting of RSUs within 60 days of July 17, 2020.

(16)	Consists of (i) 2,924 shares of common stock held of record by Ms. Kerr and (ii) 4,435 shares of common stock issuable to Ms. Kerr upon the vesting of RSUs within 60 days of July 17, 2020.
(17)

Consists of (i) 8,380 shares of common stock shares of common stock held of record by Mr. Schenkel and (ii) 4,435 shares of common stock issuable to Mr. Schenkel upon the vesting of RSUs within 60 days of July 17, 2020.

(18)

Consists of (i) 16,206 shares of common stock shares of common stock held of record by Mr. Shaheen and (ii) 4,435 shares of common stock issuable to Mr. Shaheen upon the vesting of RSUs within 60 days of July 17, 2020.

(19)

Consists of (i) 566,597 shares of common stock held of record by our current directors, director nominees and named executive officers, including Mr. Pasek and Mr. Richard; (ii) 195,037 shares of common stock issuable upon the exercise of outstanding options held by our current directors, director nominees and executive officers and exercisable within 60 days of July 17, 2020, of which all were fully vested as of such date; and (iii) 34,255 shares of common stock issuable to our current directors, director nominees and executive officers upon the vesting of RSUs within 60 days of July 17, 2020.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis (“CD&A”) explains the objectives and practices underlying the design of our executive compensation program and the compensation paid to our named executive officers (“NEOs”) in fiscal 2020:

George Kurian	Chief Executive Officer(1)
Michael J. Berry	Executive Vice President and Chief Financial Officer (effective March 16, 2020)
Brad Anderson	Executive Vice President, Hybrid Cloud Group
Matthew K. Fawcett	Senior Vice President, General Counsel and Secretary
Henri P. Richard	Former Executive Vice President, Worldwide Field and Customer Operations
Ronald J. Pasek	Former Executive Vice President and Chief Financial Officer (through March 15, 2020)
(1)	Mr. Kurian was also President during fiscal 2020. He ceased being President upon Cesar Cernuda’s appointment as President on July 1, 2020. Mr. Kurian remains Chief Executive Officer.

For certain information concerning our Executive Officers, see “Executive Officers” in Item 1 of Part I of our Form 10-K.

Executive Summary

Executive Compensation Objectives

The Compensation Committee’s objectives for our executive compensation programs are to:

➢	Drive long-term stock price appreciation by linking a meaningful portion of executive compensation to financial and non-financial measures that will drive or reflect the creation of stockholder value;
➢	Help recruit and retain experienced and highly qualified executives given the competitive labor environment in which the Company competes for such talent; and
➢	Motivate our executives to perform to the best of their abilities while holding them accountable for business results, and for obtaining those results ethically.

Executive Compensation Policies and Practices

NetApp’s Compensation Committee is committed to following best practices in compensation-related governance, as highlighted in the following table:

WHAT WE DO		WHAT WE DON’T DO
✓	Employ a pay-for-performance philosophy reflected in program design and target pay levels for NEOs	X	Guarantee bonuses
✓	Cap maximum annual incentive and performance-vested equity award payouts	X	Provide tax gross-ups
✓	Maintain stock ownership guidelines for officers and directors	X	Pay dividends/dividend equivalents on unvested equity awards
✓	Rely on an independent Compensation Committee and engage an independent Compensation Consultant	X	Permit hedging or pledging Company stock by employees or directors
✓	Maintain a clawback policy	X	Maintain plans that encourage excessive risk taking
✓	Provide only double trigger change of control vesting	X	Provide significant perquisites
✓	Engage regularly with stockholders

Our Fiscal 2020 Company Performance

$5.41B NET REVENUES -12% YEAR-OVER-YEAR NO FUNDING OF FY20 ANNUAL ICP(1)	$970M ADJUSTED OPERATING INCOME(2) -21% YEAR-OVER-YEAR NO FUNDING OF FY20 ANNUAL ICP	+6% 3-YEAR EXCESS TSR(3) vs MEDIAN TSR OF S&P 1500 TECHNOLOGY HARDWARE & EQUIPMENT INDEX
(1)	Annual Incentive Compensation Program (“Annual ICP”) under the Company’s Executive Compensation Plan
(2)	A reconciliation of non-GAAP to GAAP results can be found in Annex A.
(3)

Total Shareholder Return, which is the annualized percentage increase or decrease in the average adjusted closing price per share from the beginning to the end of the applicable measurement period, including dividends paid, stock splits and similar corporate transactions.

NetApp’s performance in fiscal year 2020 did not meet expectations. The Company’s revenue, operating income and operating margin declined year-over-year.  In addition, the COVID-19 pandemic’s impact on business conditions in the last month of fiscal 2020 had an unexpected negative effect on our fiscal 2020 financial results. While gross margin of 66.9% was up nearly 3 points compared to fiscal 2019, this increase was primarily as a result of software and hardware maintenance revenues representing a higher percentage of total revenues in fiscal 2020 due to the decline in product revenues.

Despite the unexpected negative impact of the COVID-19 pandemic on our fiscal 2020 results, the Compensation Committee, at the recommendation of management, did not change any performance goals or reduce performance targets for fiscal 2020. As a result of below threshold revenue and Adjusted Operating Income (“AOI”) in fiscal 2020, the Annual ICP under the Company’s Executive Compensation Plan was not funded, which resulted in no bonuses paid to executives under the plan.

While our core business underperformed, we made significant progress in our Cloud business. We achieved general availability with Microsoft, Azure, Google Cloud and Amazon Web Services.  As of fiscal 2020, our intellectual property is embedded in every region and data center that these partners bring online. Additionally, we made operational changes, such as improving our renewals sales motion and expanding our sales coverage, which we believe will yield positive results in fiscal year 2021.

Our Fiscal 2020 Compensation Highlights

Our compensation program is designed to focus our executive team on growing NetApp’s business and building long-term stockholder value by linking a substantial portion of pay to performance. The pay mix for our chief executive officer and other NEOs for fiscal 2020 was primarily long-term and performance-based as illustrated in the charts below.

(1)

Charts reflect target Annual ICP value and target equity award value. Amounts reflected in these charts may differ from the amounts in the Summary Compensation Table because the values in the Summary Compensation Table are based on accounting standards and reflect actual bonus payouts, not targets.

(2)	Chart excludes Michael J. Berry (appointed Chief Financial Officer in March 2020).

In the first quarter of fiscal 2020, the Compensation Committee approved:

➢	Average base salary increase of 3.4% for certain NEOs. These adjustments were made to recognize NEO performance in their roles and keep NEO salaries aligned with market movements;
➢

Performance Based Restricted Stock Units (“PBRSUs”) to constitute 75% of the CEO’s equity award and 60% of other NEOs’ equity award. The remaining 25% and 40%, respectively, was granted in the form of service-vested restricted stock units that vest over 4 years;

➢

Grants of PBRSUs that will vest at the end of three years, with 50% vesting based on the achievement of cumulative AOI performance against goals, and 50% vesting based on relative total shareholder return (“TSR”); and

➢	A revised relative TSR performance scale and peer group to increase the relevance of the benchmark for performance comparison purposes.

Incentive Program Payouts

In early fiscal year 2021, the Compensation Committee approved performance factors and corresponding payouts for the fiscal year 2020 Annual ICP and the final tranche of the fiscal year 2018 PBRSUs.

No payout was earned by the NEOs for the 2020 Annual ICP because revenue and AOI performance were both below threshold performance requirements. Despite the impact of the COVID-19 pandemic, the Committee did not use its discretion to adjust the performance requirements or payouts.  An above-target fiscal 2018 PBRSU payout was approved based on NetApp’s outperformance of 3-year TSR relative to the fiscal 2018 PBRSU peer group. Detailed descriptions of Annual ICP and PBRSUs can be found in the section “Summary of Key Elements of Fiscal 2020 Compensation”.

PROGRAM ELEMENT	AWARD	PERFORMANCE CATEGORY	PERFORMANCE METRIC	Performance % OF TARGET	Payout % of TARGET AWARD	OVERALL PAYOUT VALUE
ANNUAL ICP	Fiscal 2020 ICP Award	Financial (75% of Award)	AOI (2/3 weighting)	72%	0%	0%
			Revenue (1/3 weighting)	84%	0%
		Strategic/ Operational (25% of Award)(1)	Individual MBOs	0%-200%	n/a
PBRSUs	Fiscal 2018 3-year PBRSUs	TSR	TSR vs S&P 1500 Technology Hardware and Equipment Index	Outperformed the index median by 6 percentage points	120%	130% of grant date value (including stock price appreciation)
(1)

Under the terms of the fiscal 2020 Annual ICP, to fund the Annual ICP pool the Company had to meet certain revenue and AOI performance goals. No funding was generated based on performance against those goals, therefore no bonus payouts (including payments related to Individual MBOs) were made.

Fiscal 2020 Management Team Transitions

In the second half of fiscal 2020, NetApp announced three executive transitions:

1.

Henri P. Richard—On November 13, 2019, NetApp announced that Mr. Richard informed the Company of his intent to retire from his position as Executive Vice President, Worldwide Field and Customer Operations. He supported an orderly transition and was employed with the Company through June 5, 2020.

2.

Ronald J. Pasek—On February 12, 2020, NetApp announced that Mr. Pasek informed the Company of his intent to retire from his position as Executive Vice President and Chief Financial Officer of the Company. He supported an orderly transition and was employed with the Company through June 5, 2020.

3.	Michael J. Berry—Mr. Berry became our Executive Vice President and Chief Financial Officer in March 2020.

In connection with Mr. Berry’s appointment, NetApp and Mr. Berry entered into an offer letter, which provided for:

➢	Base Salary: $600,000;
➢	Annual ICP Opportunity: 110% of base salary (not eligible for fiscal 2020 payout);
➢	Sign-on Bonus: $75,000, subject to pro-rata repayment if Mr. Berry voluntarily terminates employment within 24 months of his start date; and
➢

New-Hire Equity: In April 2020, NetApp granted Mr. Berry RSUs valued at $5,500,000. These RSUs shall vest 25% per year beginning on the first anniversary of the grant date, subject to continued employment through the vesting date.

In determining Mr. Berry’s compensation, the Compensation Committee referenced peer company benchmark data and considered Mr. Berry’s compensation arrangements at his prior employer. The purpose of the sign-on bonus and new-hire equity award were to: 1) induce Mr. Berry to join NetApp; 2) immediately align his interests with those of our stockholders; and 3) compensate for the forfeiture of equity awards and bonus opportunities in connection with leaving his prior employment. The Compensation Committee intends to compensate Mr. Berry similarly to other NEOs in fiscal 2021 by granting him a mix of service-vested and performance-based RSUs (PBRSUs) and by including him as a participant in the Annual ICP.

In February 2020, the Compensation Committee approved terms of separation and release agreements with Mr. Pasek and Mr. Richard, each of whom received the following in exchange for certain benefits to the Company and its shareholders, as more fully described below:

➢	Cash Transition Payment: $626,000 to Mr. Pasek and $300,000 to Mr. Richard;
➢

Vesting of service-vested RSUs that otherwise would have vested in June 2020, based on days of service during the vesting period (Mr. Richard and Mr. Pasek subsequently agreed to stay through June to ensure a smooth transition);

➢

Vesting of outstanding Fiscal 2018 PBRSUs (with a performance period ending on April 24, 2020) based on actual performance of the Company at the end of the performance period, with the same terms of other 2018 PBRSU recipients (including continued employment through the end of the performance period); and

➢	Pro-rata vesting of outstanding Fiscal 2019 and 2020 PBRSUs for Mr. Richard only based on actual performance of the Company relative to metrics and terms set forth in the grant agreement.

The Compensation Committee believes that entering into the arrangements with Mr. Pasek and Mr. Richard was necessary to facilitate an orderly transition during the search for and hiring of executive replacements. Both Mr. Pasek and Mr. Richard remained employees of the Company for months following the separation announcement and provided valuable transition support to their successors and to NetApp during this critical period for the business and at the emergence of a global pandemic. In exchange for the benefits provided to Mr. Pasek and Mr. Richard under their separation and release agreements, they each released all claims against the Company, agreed not to solicit Company employees for a period of 12 months, and agreed to comply with certain confidentiality and non-disparagement obligations for the benefit of the Company.  NetApp is headquartered in California where non-compete agreements are generally viewed as unenforceable.

Summary of Key Elements of Fiscal 2020 Compensation

The key elements of our fiscal 2020 executive compensation program were as follows:

Compensation Element	Form	Performance/Vesting Period	Performance Metric	Alignment to Compensation Objectives
Base Salary	Cash	–	–	Attracts and retains talent to successfully operate the Company and execute our strategic plans
Annual ICP	Cash	Fiscal year	Subject to achievement of AOI and revenue threshold targets: 75% based achievement of fiscal 2020 AOI and revenue targets 25% based on achievement of MBOs	Aligns executive compensation to our annual performance and creates accountability for NEOs to enhance the value of the Company and drive strategic objectives
Long-Term Equity Awards	Service-Vested RSUs	Vest annually in equal installments over four years	–	Promotes retention while aligning NEOs’ and stockholders’ interests
	PBRSUs	PBRSUs vest after a three-year performance period	50% vest based on our TSR vs. a Performance Peer Group 50% vest based on cumulative AOI vs. Target	Encourages and rewards financial performance that contributes to creating long-term stockholder value, providing strong alignment between the interests of NEOs and stockholders

Establishing Compensation

Role of the Compensation Committee

The Compensation Committee oversees and approves all compensation arrangements for our NEOs. Each year, the Compensation Committee:

➢

Approves compensation decisions for NEOs, taking into account the recommendations of the CEO for all NEOs except himself, by setting compensation levels and targets for the performance-based elements of our compensation program for the current fiscal year and certifying achievement of performance targets and determining the associated payouts for the prior fiscal year;

➢

Reviews our executive compensation program design and effectiveness and adjusts the program to support our business, taking into consideration the needs of the business, compensation peer data and other market prevalence and trend data, recommendations by our CEO and compensation consultant, retention and succession planning considerations, and legal, financial and regulatory developments;

➢	Assesses performance of our CEO (together with the independent members of our Board);
➢	Addresses executive compensation matters as they arise during the fiscal year due to personnel changes, changes in status and retention considerations; and
➢	Evaluates the effectiveness of our executive compensation program, including whether the program encourages excessive risk-taking.

CEO Input

The Compensation Committee solicits input from our CEO regarding all elements of the compensation to be paid to those executives reporting to him, including all NEOs other than himself. As part of the annual review process, our CEO provides compensation recommendations for the executives consistent with our pay principles and competitive market data. His recommendations are based on his assessment of each NEO’s responsibilities and contributions to overall Company performance.

Determining CEO Pay

With respect to compensation for our CEO, the Chair of the Compensation Committee reviews the CEO’s self-assessment and also solicits input from the Board of Directors as to their perspectives of the CEO’s and the Company’s performance. The Compensation Committee approves all aspects of our CEO’s pay.

Role of Compensation Consultant

In making its decisions regarding compensation, the Compensation Committee obtains the advice and counsel of an independent compensation consultant. In fiscal 2020, the Compensation Committee retained Meridian Compensation Partners, LLC (the “Consultant”) as its independent compensation consultant. The Consultant provides information and guidance on our compensation strategy, peer group, competitive pay levels and pay practices, investor and proxy advisor preferences, alignment between our executive pay and performance, design of our incentive plans, including performance measures and goals, our annual compensation risk assessment, and Board compensation.  Meridian provides no other services to the Company other than those requested and approved by the Compensation Committee in fiscal 2020. The Compensation Committee assessed the independence of the Consultant pursuant to SEC rules and concluded that no conflict of interest exists that would prevent the Consultant from independently advising the Compensation Committee.

Compensation Peer Group and Use of Market Data

Each year, the Compensation Committee reviews and approves a peer group composed of technology companies, for which the median revenue approximates NetApp’s revenue.  The peer group may vary in its composition from year to year based upon the criteria for selection and market conditions. The Committee acknowledges the range of revenues within the peer group and NetApp’s size positioning is considered when evaluating relevant market data.

For fiscal 2020, the companies in the peer group were selected primarily based on the following criteria:

➢	Similar revenue, market capitalization, number of employees, and other comparable business considerations;
➢	Similar operating or business models; and
➢	Operating in the various markets in which we compete for talent.

The Compensation Committee also used relevant subsets of these peers to evaluate certain other pay practices, including the mix of compensation vehicles and measures used in incentive plans. For fiscal 2020, the Compensation Committee removed CA Technologies, QLogic, and Yahoo! because these companies were acquired by, or merged with, other companies. The Compensation Committee added Cohesity and Rubrik and retained Dell Technologies (formerly Dell EMC) upon its restructuring because these companies share aspects of the Company’s business model and compete with the Company for talent.

The fiscal 2020 “Compensation Peer Group” consisted of:

Adobe Alphabet Amazon Web Services Apple Arista Networks BMC Software Broadcom Cisco Systems Citrix Systems Cohesity Commvault Systems Dell Technologies F5 Networks

HP Enterprise Company

Hitachi Data Systems

Intel

International Business Machines

Intuit

Juniper Networks

KLA Corporation

Logitech International

Marvell Technology

Micron Technology

Microsoft

Nutanix

Open Text

Oracle Palo Alto Networks Pure Storage QUALCOMM Red Hat Rubrik Salesforce.com SAP SE Seagate Technology Symantec Teradata VMware Western Digital

The Compensation Committee reviewed each NEO’s current target total compensation and the ranges of base salary, target annual cash incentive and equity compensation at the 25th, 50th, and 75th percentiles within the Compensation Peer Group. The Compensation Committee then applied its judgment in approving proper levels of each component of compensation for NEOs. Multiple factors influence a NEO’s pay positioning, including, but not limited to, internal equity and hierarchy, succession planning, individual performance, Company performance, strategic role and tenure. The end result for fiscal 2020 was a target total compensation package for NEOs positioned between the 50th and 75th percentiles of the Compensation Peer Group.

Stockholder Engagement and Advisory Vote on Executive Compensation

NetApp values the input of our stockholders on our compensation programs. We hold an advisory vote on executive compensation on an annual basis. We also regularly communicate with our stockholders to better understand their opinions on governance issues, including compensation.

At our 2019 annual meeting, over 95% of the votes cast were voted “FOR” approval of our executive compensation proposal. The Compensation Committee believes that the result of this vote affirms our stockholders’ support for our approach to executive compensation. The Compensation Committee will continue to consider input from stockholders and the outcome of our annual say-on-pay votes when making future executive compensation decisions.

Components of Compensation

The principal components of our Fiscal 2020 executive compensation program – Base Salary, Annual ICP and Long-Term (Incentive) Equity Compensation – are described in more detail below.

BASE SALARY
What is it?	Base salary provides a fixed level of cash compensation designed to be commensurate with an executive’s performance, qualifications, experience, responsibilities, potential and tenure.
How is it set?

The Compensation Committee reviews base salaries at least annually with the aim of paying market-competitive base salaries to attract and retain key executive talent. Annual salary increases are at the discretion of the Compensation Committee and are not automatic or guaranteed.

Why is it important?	Base salaries promote excellence in day-to-day management and operation of our business. Base salaries also serve as the basis for Annual ICP and change of control severance benefits.

Fiscal 2020 Base Salary Decisions

The Compensation Committee approved the following increases to base salaries after it determined such increases were merited to recognize NEO performance and to align with market movements.

Name	Fiscal 2020 Base Salary	Percentage Increase from Fiscal 2019
George Kurian	$950,000	2.7%
Michael J. Berry(1)	$600,000	n/a
Brad Anderson(2)	$550,000	7.8%
Matthew K. Fawcett	$548,000	1.9%
Henri P. Richard	$600,000	0.0%
Ronald J. Pasek	$626,775	4.5%
(1)	The Compensation Committee approved Mr. Berry’s salary at time of hire.
(2)

Mr. Anderson received a mid-year base salary increase upon assuming expanded responsibilities in connection with his promotion to Executive Vice President. Prior to August 2019, Mr. Anderson’s base salary was $510,000.

ANNUAL ICP
What is it?	The Annual ICP is cash earned based on NetApp’s financial performance (weighted 75%) and individual MBOs (weighted 25%). Threshold levels of financial performance are required to earn a payout.
How is it set?

The Compensation Committee determines the eligibility of NEOs to participate in the Annual ICP when it approves the terms and conditions, including the performance targets and payout levels, which are set in the first quarter of our fiscal year. NetApp does not guarantee payment of Annual ICP amounts to any NEO.

The Compensation Committee certifies the level of performance achieved and determines resulting payouts shortly after the end of the fiscal year.

Why is it important?

The Annual ICP is designed to align executive compensation to our annual performance and drive the achievement of key business results, which ultimately lead to long-term stockholder value. It also creates accountability, and rewards NEOs, for driving strategic objectives.

Target Annual ICP Awards

Target Annual ICP awards for NEOs are set so that target total short-term cash compensation (salary plus target ICP award) is between the 50th and 65th percentiles relative to the Compensation Peer Group. No changes to fiscal 2020 target annual incentive compensation opportunities under the Annual ICP were made for our NEOs, except that Mr. Anderson’s target bonus opportunity was increased upon his promotion from Senior Vice President to Executive Vice President. Our CEO’s target Annual ICP award is 170% of his base salary, which is higher than the other NEOs’ targets. The higher target Annual ICP award percentage:

➢	Reflects Mr. Kurian’s responsibility for driving the Company’s strategy to remain competitive in the rapidly evolving data services and storage market; and
➢	Places a greater portion of his total annual cash compensation at risk.

Name	Fiscal 2020 Target ICP Award % of Salary
George Kurian	170%
Michael J. Berry(1)	n/a
Brad Anderson(2)	110%
Matthew K. Fawcett	80%
Henri P. Richard	110%
Ronald J. Pasek	110%
(1)	Mr. Berry was not eligible to participate in the Company’s fiscal 2020 Annual ICP; he is eligible to participate in the Company’s fiscal 2021 Annual ICP.
(2)	Mr. Anderson received a mid-year increase upon assuming expanded responsibilities. Prior to August 2019, Mr. Anderson’s target ICP was 80%.

Determination of Awards

Payouts are earned based on NetApp’s performance against financial goals and each NEO’s achievement of their MBOs. The Compensation Committee approves such goals and MBOs at the beginning of each fiscal year. Each participant was eligible to earn a maximum award of 200% of such participant’s target award. To earn any award under the Annual ICP for fiscal 2020, NetApp was required to achieve a threshold levels of performance of revenue and AOI (“Thresholds”). Following the end of fiscal 2020, subject to the achievement of the Thresholds, the Compensation Committee would determine: (1) the level of achievement by the Company of  revenue and AOI goals (“Financial Goals”) and (2) the Annual ICP pool. If neither Threshold was achieved, the pool would not be funded and none of the participants would be eligible to earn any Annual ICP awards. Subject to the limitation of the overall award pool, the Compensation Committee would determine awards to each NEO based on a combination of financial performance relative to the Financial Goals and achievement by the NEO of individual MBOs tied to the Company’s strategic business objectives, as further described below.

As noted above and further outlined below, because the fiscal year 2020 Thresholds were not achieved, the Annual ICP pool was not funded and the participants did not receive any payouts.

Financial Goals

The Compensation Committee believes that the continued use of revenue and AOI in our Annual ICP drives the right decisions by, and behaviors of, our NEOs. These measures are intended to reflect the Company’s business strategy, which includes making tradeoffs between operating income and revenue growth, encouraging executives to make balanced decisions intended to benefit the Company as a whole, while mitigating the potential for executives to take undue risks. The measures, weighting and rationales for the Financial Goals are as follows:

Measure	Weighting	Metric Definition	Rationale
Revenue	1/3rd	GAAP Net revenues	Encourage growth and the long-term creation of stockholder value through market development and market share acquisition
AOI	2/3rds	Non-GAAP operating income minus stock-based compensation expense	Encourage effective management of Company resources and the creation of stockholder value

The measure of non-GAAP operating income is derived from net revenues from our products and services and the costs related to the generation of those revenues, including cost of revenue, sales and marketing, research and development, and general and administrative expenses. To promote disciplined use of equity-based compensation for incentive compensation purposes, NetApp defines AOI as non-GAAP operating income minus stock-based compensation expense. Non-GAAP operating income and AOI for fiscal 2020, both on an actual and target basis, excluded items that we believe are not reflective of our short-term operating performance, such as amortization of intangible assets, restructuring charges and gains on the sale of or losses on impairments of assets. We publicly disclose a detailed reconciliation of GAAP to non-GAAP net income and operating income, along with other statement of operations items, on a regular basis with the Company’s quarterly earnings announcements. A reconciliation of non-GAAP operating income and AOI to GAAP operating income can be found in Annex A.

Individual MBOs

Under the terms of the Annual ICP, at the end of the fiscal year, Mr. Kurian was to consider each NEO's achievement of their MBOs for the period and then determine each NEO’s individual rating on a scale of 1 to 5. Based on Mr. Kurian’s determination of NEO ratings, Mr. Kurian would then recommend to the Compensation Committee a payout percentage of between 0% and 200% for each NEO’s target individual MBOs. After reviewing Mr. Kurian’s assessment and recommendation, the Compensation Committee would determine and approve the payout percentage.

For Mr. Kurian, the Compensation Committee would determine Mr. Kurian’s achievement of his MBOs. Mr. Kurian would submit a self-assessment to the Compensation Committee. After reviewing Mr. Kurian's self-assessment and making its own evaluation of Mr. Kurian’s performance after consulting with the Board, the Compensation Committee would determine and approve Mr. Kurian's payout. In assessing Mr. Kurian's achievements and approving his compensation, the Compensation Committee would consider his achievements within a broader set of expectations, including strategic leadership, organizational quality and effectiveness, management abilities, and responsiveness to economic conditions.

Although performance assessments were made, because the Thresholds were not achieved and the Annual ICP pool was not funded, the Compensation Committee determined that the payout percentage for all participants under the Annual ICP should be 0%.

Fiscal 2020 Annual ICP Decisions

The chart below shows the AOI and revenue goals and our achievement for fiscal 2020. The Compensation Committee set revenue and AOI target performance goals that required 5% and 10% year-over-year growth, respectively, compared to actual fiscal year 2019 results.

Subject to attainment of the Threshold, the portion (75%) of Annual ICP earned based on Financial Goals would be calculated based on the Company’s achievement of revenue and AOI versus pre-set performance goals, with revenue weighted at one-third and AOI weighted at two-thirds.(†)

	Fiscal 2020 Revenue Goals ($MMs) (1/3rd weighting)	% of Target	% of Target Award	Fiscal 2020 AOI Goals ($MMs) (2/3rds weighting)	% of Target	% of Target Award
Maximum	$7,098	110%	200%	$1,550	115%	200%
Target	$6,453	100%	100%	$1,348	100%	100%
Threshold	$5,485	85%	25%	$1,078	80%	20%
<Threshold	<$5,485	<85%	0%	<$1,078	<80%	0%
Fiscal 2020 Achievement	$5,412	84%	0%	$970	72%	0%
(†)	Amount of awards determined by interpolating for performance between discrete points shown in the table.

Because the Thresholds were not achieved, the Annual ICP pool did not fund and our NEOs were not awarded any Annual ICP payout for the year.

Name	Target Award (1)	Financial Goals Performance Factor	Individual MBOs Performance Factor	Fiscal 2020 Annual ICP	Actual Award as a % of Target Award
George Kurian	$1,615,000	0%	n/a	$0	0%
Michael J. Berry (2)	n/a	0%	n/a	$0	n/a
Brad Anderson	$555,750	0%	n/a	$0	0%
Matthew K. Fawcett	$438,400	0%	n/a	$0	0%
Henri P. Richard	$660,000	0%	n/a	$0	0%
Ronald J. Pasek	$689,452	0%	n/a	$0	0%
(1)	Target award is based upon actual salary received in fiscal 2020 (i.e., pro-rated for service)
(2)	Mr. Berry was not eligible to participate in the Company’s fiscal 2020 Annual ICP; he will participate in the Company’s fiscal 2021 Annual ICP.

Long-Term Equity Incentive Compensation

The grant of equity awards to our NEOs is designed to align their interests with those of stockholders and provide them with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The mix of PBRSUs versus RSUs is reviewed by the Compensation Committee annually and may change from year to year.

Grant Values

Equity award guidelines for our NEOs were targeted, on average, at approximately the 50th percentile relative to the Compensation Peer Group. The size of the actual equity grant to each NEO is designed to create a meaningful opportunity for stock ownership and is based on several factors, including the NEO’s current position, level of performance, market data results, strategic importance to the Company, potential for future responsibility and promotion over time, as well as the remaining share reserve under the Company’s equity plan. The Compensation Committee does not place any particular weight on any one individual factor and does not strictly adhere to any specific guidelines in making its determinations.

Fiscal 2020 Long Term Equity Incentive Compensation Decisions

In fiscal 2020, the Compensation Committee granted PBRSUs and RSUs to the NEOs.  The target mix of equity awards was 75% PBRSUs and 25% RSUs for the CEO and 60% PBRSUs and 40% RSUs for the other NEOs (excluding Mr. Berry). We believe that this mix of long-term performance-based versus service-vested awards for these executives appropriately reflects their relative impact upon, and accountability for, our stock price performance over time.

The following chart shows the grants of PBRSUs and RSUs to our NEOs in fiscal 2020. The target dollar values of the grants may differ from the dollar values in the Summary Compensation Table because the values in the Summary Compensation Table are based on accounting standards.

Mr. Berry was awarded service-vested RSUs in April 2020 after he joined the Company in March 2020. Consistent with other NEO awards, Mr. Berry’s RSUs vest in equal increments over four years, subject to continued employment with the Company through the applicable vesting date.

Name	Total Target $ Value of Grants	Target Number of PBRSUs	RSUs
George Kurian	$10,250,000	111,000	37,000
Michael J. Berry	$5,500,000	0	116,881
Brad Anderson	$4,000,000	37,043	24,862
Matthew K. Fawcett	$2,000,000	17,500	11,500
Henri P. Richard	$3,700,000	32,000	21,500
Ronald J. Pasek	$3,700,000	32,000	21,500

PBRSUs
What are they?

PBRSUs provide an opportunity for each NEO to earn shares of our common stock based on achievement of performance goals approved by the Compensation Committee. In fiscal 2020, NEOs were granted PBRSUs subject to the achievement of goals based on 3-year cumulative AOI and TSR performance relative to the companies in a performance peer group.

How are they set?

The Compensation Committee determines the eligibility of each NEO for PBRSUs annually at the beginning of the fiscal year when it approves the performance goals, performance periods, compensation and performance peer groups and target share amounts that can be earned. The Company does not guarantee PBRSU grants or minimum payouts to any executive.

The Compensation Committee certifies the level of performance achieved and resulting payouts shortly after the end of the performance period.

Why are they important?

Performance-based, long-term equity compensation aligns the interests of our NEOs with the interests of our stockholders, rewards executives for delivering long-term performance, serves as an important retention tool and aligns the contributions and efforts of NEOs with NetApp’s future success.

As depicted in the chart below, the PBRSUs granted in fiscal 2020 have the following features:

•

All PBRSUs vest at the end of a three-year performance period (unless shortened due to a change of control or termination due to death or disability), subject to continued service through the vesting date, which is the last day of each performance period.

•

50% of the PBRSUs may be earned and issued based on the ranking of the Company’s TSR versus the TSRs of the companies in the fiscal 2020 Performance Peer Group (as defined below) at the end of the performance period, with the actual award amount determined according to the payout schedule.

•

50% of the PBRSUs may be earned and issued based on the Company’s achievement of cumulative AOI measured at the end of the performance period, with the actual award amount determined according to the payout schedule.

The Compensation Committee selected relative TSR as a performance metric because it is an important and objective indicator of the Company’s long-term performance and provides strong alignment between the interests of NEOs and the stockholders. The TSR performance will be measured against our “2020 Performance Peer Group”, which includes all of the companies in our fiscal 2020 Compensation Peer Group other than Amazon Web Services, BMC Software, Cohesity, Hitachi Data Systems, Logitech International, and Rubrik because the excluded companies were not publicly traded at the time of grant. Measuring against our 2020 Performance Peer Group increased the relevance of the benchmark to our business. The Compensation Committee selected AOI to provide a more direct reward for long-term profitable growth.

Under the terms of NetApp’s PBRSU award agreements, retirement-eligible executives receive pro-rata vesting of their outstanding PBRSUs (based on actual performance, at the end of the applicable PBRSU performance period) and pro-rated based on the number of completed months of service in the applicable performance period, when they retire.

SERVICE-VESTED RSUs
What are they?

Service-vested RSUs allow the recipient to earn a fixed number of shares of our common stock for their continued service to the Company. The RSUs vest in four equal annual installments beginning on the first anniversary of the grant date, subject to continued service through the applicable vesting date.

How are they set?

The Compensation Committee determines the eligibility of each NEO for RSUs annually in the first quarter of the fiscal year when it approves the share amounts granted. The Company does not guarantee RSU grants to any executive.

Why are they important?	The Compensation Committee grants service-vested RSUs to promote retention while aligning the ultimate award value directly with changes in our stock price over the vesting period.

Starting with grants made in fiscal 2021, retirement-eligible executives receive pro-rata vesting service-vested grants when they retire equal to the number of service-vested RSUs that would have vested on the next scheduled vesting date but pro-rated based on the number of completed months of service since the most recent vesting date (or the vesting start date if no vesting date has occurred).

Payouts for the Fiscal 2018 PBRSUs

PBRSUs granted in fiscal 2018 allowed the recipient to earn a variable number of shares of our common stock based on the relative performance of our TSR compared to the median TSR of companies listed in the S&P 1500 Technology Hardware and Equipment Index. The performance period for the PBRSUs granted in fiscal 2018 ended as of April 24, 2020. The Compensation Committee certified performance and vesting for the NEOs based on the following pre-determined payout scale:

Relative NetApp TSR Performance vs S&P 1500 Tech Hardware & Equipment Index	% of Target Shares Vested
≥ +30% pts	200%
0% pts	100%
-20% pts	50%
< -20% pts	0%

The performance outcome for fiscal 2018 PBRSUs was 6 percentage points above median, which resulted in a 120%-of-target payout. The Compensation Committee certified PBRSU performance and vesting, by NEO, as follows:

Name	Target Number of PBRSUs	PBRSUs Vested	TSR % Above Median for Fiscal 2018-2020	% of Target Vested
George Kurian	85,450	102,540	6%	120%
Michael J. Berry	--	--	--	--
Brad Anderson	--	--	--	--
Matthew K. Fawcett	15,000	18,000	6%	120%
Henri P. Richard	28,500	34,200	6%	120%
Ronald J. Pasek	27,500	33,000	6%	120%

Other Compensation for NEOs

Separation and Change of Control Arrangements

The Compensation Committee maintains change of control severance agreements for its key senior executives to: (1) assure we will have the continued dedication and objectivity of our senior executives, notwithstanding the possibility of a change of control of the Company, thereby aligning the interests of these key senior executives with those of our stockholders in connection with potentially advantageous offers to acquire the Company; and (2) create a total executive compensation plan that is competitive with our peer group. The Compensation Committee from time to time determines which key senior executives will receive a change of control severance agreement. Individuals are selected as needed to support the above outlined objectives.

The terms of the individual Change of Control Severance Agreements are described in further detail in the section below titled “Potential Payments upon Termination or Change of Control.” The Compensation Committee believes that these change of control severance agreements satisfy the objectives above and ensure that key executives are focused on the Company’s goals and objectives and the interests of our stockholders.

Effective June 24, 2019, as a result of the expiration of existing Change of Control Severance Agreements and in connection with a review of executive compensation, the Company entered into Change of Control Severance Agreements with each of our then-serving NEOs and Mr. Anderson, which replaced their expired Change of Control Severance Agreements, as amended. Mr. Berry entered into a Change of Control Severance Agreement with the Company in connection with his hiring. Please see “Termination of Employment and Change of Control Agreements – Change of Control Severance Agreements” below for further information on the new Change of Control Agreements.

Outside of a Change of Control, NetApp approaches senior executive terminations of employment on a case-by-case basis.  We do not have an executive severance plan or policy.

NetApp may pay cash compensation to a departing executive in exchange for any requested services, such as an orderly and shareholder-focused transition to the respective successor, performance during the lead-up period until the executive’s departure, and/or in exchange for a release and restrictive covenants.

By the terms of NetApp’s equity award agreements, retirement-eligible executives receive pro-rata vesting on their outstanding RSUs and PBRSUs (based on actual performance, at the end of the applicable PBRSU performance period), when they retire. NetApp does not pay cash severance to retiring executives.

NetApp’s other policies on terminations of employment are also captured under “Termination of Employment and Change of Control Agreements” below.

Supplemental Benefits and Perquisites

The Company provides limited supplemental benefits and perquisites to our NEOs.

Mr. Kurian is the only NEO that is eligible to participate in the Company’s Executive Retirement Medical Plan, which was no longer available to new participants as of November 12, 2015 and terminated by its terms on December 31, 2019. On or after December 31, 2019 but ending on December 31, 2021, upon retirement, Mr. Kurian will be eligible to receive a lump sum cash payment equal to two years of projected health care costs, or a prorated portion thereof, pursuant to the methodology set forth in the Executive Retirement Medical Plan.

Our NEOs are also entitled to a preventative care medical benefit of an annual physical with a dollar value of up to $2,500 per calendar year not available to nonexecutives.

Other Benefits and Reimbursements

NEOs are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and accidental death and dismemberment insurance, our 401(k) plan and our nonqualified deferred compensation program. Effective January 1, 2015, we match 100% of the first 2% of eligible earnings contributed to our 401(k) plan, and match 50% of the next 4% of eligible earnings contributed, up to a maximum of $6,000 per calendar year. Under the Company’s nonqualified deferred compensation program (discussed in further detail below), eligible participating employees (including NEOs) may defer a percentage of their compensation. The program permits contributions on a tax deferred basis in excess of IRS limits imposed on 401(k) plans as permitted and in compliance with Internal Revenue Code Section 409A. The only additional retirement benefits (other than the 401(k) plan) that we offer to certain of our NEOs are those under the Executive Retirement Medical Plan discussed above.

Compensation Policies and Practices

Stock Ownership Guidelines

The Board believes that stock ownership by the Company’s directors and executives helps to align the interests of the Company’s directors and executives with the interests of the Company’s stockholders. The Company has established the following minimum share ownership guidelines for the Company’s directors, CEO, and Executive Vice Presidents:

Position	Guideline as a Multiple of Salary/Cash Board Retainer
Independent Directors	5x
CEO	5x
EVPs	2x

Once a covered executive or independent director becomes subject to these guidelines (i.e., generally upon hire, promotion, or election), they have five years to comply with these guidelines. Once achieved, ownership at the guideline amount must be maintained. All of the covered executives were in compliance with the guidelines as of the end of fiscal 2020.  All of the directors, other than Ms. Kerr, Mr. Schenkel and Mr. Ahuja, also met the guidelines as of the end of fiscal 2020. Ms. Kerr and Mr. Schenkel were appointed to the Board in November 2017 and are not required to meet the guidelines until 2022.  Mr. Ahuja was appointed to the Board in February 2020 and is not required to meet the guidelines until 2025.

Clawback Policy

The Board adopted a clawback policy for NEOs and other senior executives, which gives the Board discretion to require that designated Company employees repay cash incentive or equity compensation to the Company if the Board determines that the individual’s actions caused or partially caused the Company to materially restate all or a portion of its financial statements on which such compensation was calculated. Such determination must be made by the Board within three years of the date of filing of the applicable financial statements. The Compensation Committee believes that the Company’s clawback policy is in keeping with good standards of corporate governance and mitigates the potential for excessive risk taking by Company executives.

Anti-Hedging and Anti-Pledging Policies

Our Board has adopted a policy prohibiting all employees and members of the Board from engaging in any hedging transactions with respect to any equity securities of the Company held by them, including the purchase of any financial instrument (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) designed to hedge or offset any decrease in the market value of such equity securities. The Company’s Insider Trading Policy prohibits all employees of the Company and members of the Board from pledging the Company’s securities as collateral for a loan.

Tax Deductibility of Compensation

Prior to January 1, 2018, Section 162(m) of the Internal Revenue Code generally disallowed a tax deduction to publicly held companies for compensation paid to certain executive officers to the extent that compensation exceeded $1 million per officer in any year unless such compensation was considered “performance-based compensation.” As a result of the Tax Cuts and Jobs Act, and except for certain grandfathered arrangements, Section 162(m) was amended to eliminate the deduction for performance-based compensation for periods after 2018. The Compensation Committee is expected to consider the potential future effects of Section 162(m) (as amended) when determining NEO compensation, including the added flexibility in structuring compensation in light of the elimination of the performance-based compensation deduction.COMPENSATION COMMITTEE REPORT

COMPENSATION COMMITTEE REPORT

The information contained in the following Compensation Committee Report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based upon such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors:

Kathryn M. Hill, Chair

Gerald Held

George T. Shaheen

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary Compensation Table

The table below summarizes the compensation information for the NEOs for fiscal 2020, fiscal 2019 and fiscal 2018.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
George Kurian(6)	2020	950,000	—	8,531,207	—	—	—	10,002	9,491,209
Chief Executive Officer	2019	925,000	—	10,065,244	—	2,163,356	—	11,369	13,164,969
	2018	925,000	—	9,611,646	—	2,307,516	—	15,205	12,859,367
Michael J. Berry(7)	2020	69,231	75,000	4,166,165	—	—	—	685	4,311,081
Executive Vice President and Chief Financial Officer
Ronald J. Pasek(8)	2020	626,775	—	3,046,906	—	—	—	13,342	3,687,023
Former Executive Vice President and	2019	600,000	—	4,082,279	—	817,240	—	11,922	5,511,441
Chief Financial Officer	2018	585,000	—	3,757,967	—	953,184	—	11,751	5,307,902
Brad Anderson(9)	2020	538,154	—	3,489,993	—	—	—	14,121	4,042,268
Executive Vice President, Hybrid Cloud Group
Henri P. Richard(10)	2020	600,000	—	3,046,906	—	—	—	19,514	3,666,420
Former Executive Vice President,	2019	600,000	—	4,446,850	—	841,990	—	21,620	5,910,460
Worldwide Field and Customer Operations	2018	575,000	—	3,920,631	—	984,328	—	16,975	5,496,934
Matthew K. Fawcett(11)	2020	548,000	—	1,652,296	—	—	—	8,883	2,209,179
Senior Vice President,	2019	520,000	—	2,063,490	—	595,400	—	8,724	3,187,614
General Counsel and Secretary	2018	500,000	—	1,678,901	—	515,900	—	8,017	2,702,818

(1)	Our fiscal 2020, fiscal 2019 and fiscal 2018 were 52-week years.
(2)	Amount shown for Mr. Berry in fiscal 2020 represents a one-time signing bonus in connection with the commencement of his employment with the Company.
(3)

Amounts shown represent the aggregate grant date fair value as calculated for financial statement reporting purposes in accordance with FASB ASC 718 for RSUs, PBRSUs and stock option awards, as applicable, granted in fiscal 2020, fiscal 2019 and fiscal 2018. The estimated fair value for PBRSUs is different from (and lower than) the maximum value of PBRSUs set forth herein. These amounts do not necessarily represent actual value that may be realized by the NEOs. Assumptions used in the valuations of these awards are included in Note 11 of the Annual Report.

(4)	Amounts shown include the portion of cash compensation deferred at the respective NEO’s election under the Company’s 401(k) plan and/or nonqualified deferred compensation plan, as applicable.

(5)	All Other Compensation Table

Name	Year	401(k) ($)(A)	Life Insurance Coverage ($)(B)	Other ($)	Total ($)
George Kurian	2020	6,000	4,002	—	10,002
	2019	6,000	4,002	1,377(C)	11,369
	2018	6,000	4,002	5,203(C)	15,205
Michael J. Berry	2020	—	685	—	685
Ronald J. Pasek	2020	7,342	6,000	—	13,342
	2019	6,000	5,922	—	11,922
	2018	6,000	5,751	—	11,751
Brad Anderson	2020	6,000	8,121		14,121
Henri P. Richard	2020	6,000	13,514	—	19,514
	2019	6,000	15,620	—	21,620
	2018	6,000	10,975	—	16,975
Matthew K. Fawcett	2020	6,000	2,824	—	8,824
	2019	6,000	2,824	—	8,824
	2018	6,000	2,724	—	8,724

(A)	Amounts shown represent Company’s matching contributions under the tax-qualified 401(k) plan.
(B)	Amounts shown represent the imputed income of term life insurance coverage in excess of $50,000.
(C)	Amounts shown represent the use of a car service between Mr. Kurian’s residence and the office so that he may conduct business during his commute.
(6)	Mr. Kurian received 37% of his eligible earnings for fiscal 2020, 124% of his eligible earnings for fiscal 2019 and 147% of his eligible earnings for fiscal 2018.
(7)	Mr. Berry received 5% of his eligible earnings for fiscal 2020. Mr. Berry commenced employment in the last quarter of the fiscal 2020.
(8)	Mr. Pasek received 48% of his eligible earnings for fiscal 2020, 112% of his eligible earnings for fiscal 2019 and 148% of his eligible earnings for fiscal 2018.
(9)	Mr. Anderson received 47% of his eligible earnings for fiscal 2020.
(10)	Mr. Richard received 48% of his eligible earnings for fiscal 2020, 114% of his eligible earnings for fiscal 2019 and 156% of his eligible earnings for fiscal 2018.
(11)	Mr. Fawcett received 56% of his eligible earnings for fiscal 2020, 114% of his eligible earnings for fiscal 2019 and 143% of his eligible earnings for fiscal 2018.

Grants of Plan-Based Awards

The table below summarizes information concerning all plan-based awards granted to the NEOs during fiscal 2020, which ended on April 24, 2020.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)(3)	Awards ($)(4)(5)
George	6/3/2019	—	—	—	—	—	—	37,000	2,006,399
Kurian	6/3/2019	—	—	—	27,750	55,500	111,000	—	2,958,933
	6/3/2019	—	—	—	27,750	55,500	111,000	—	3,565,875
		355,300	1,615,000	3,230,000
Michael J.	4/15/2020	—	—	—	—	—	—	116,881	4,166,165
Berry		145,200	660,000	1,320,000
Ronald J.	6/3/2019	—	—	—	—	—	—	21,500	1,165,881
Pasek	6/3/2019	—	—	—	8,000	16,000	32,000	—	1,028,000
	6/3/2019	—	—	—	8,000	16,000	32,000	—	853,026
		151,680	689,453	13,789,005
Brad	6/3/2019	—	—	—	—	—	—	17,500	948,973
Anderson	6/3/2019	—	—	—	6,500	13,000	26,000	—	693,083
	6/3/2019	—	—	—	6,500	13,000	26,000	—	835,250
	9/16/2019	—	—	—	—	—	—	7,362	383,942
	9/16/2019	—	—	—	2,761	5,521	11,042	—	343,296
	9/16/2019	—	—	—	2,761	5,522	11,044	—	285,449
		133,100	605,000	1,210,000
Henri P.	9/16/2019	—	—	—	—	—	—	21,500	1,165,881
Richard	9/16/2019	—	—	—	8,000	16,000	32,000	—	1,028,000
	9/16/2019	—	—	—	8,000	16,000	32,000	—	853,026
		145,200	660,000	1,320,000
Matthew K.	6/3/2019	—	—	—	—	—	—	11,500	623,611
Fawcett	6/3/2019	—	—	—	4,375	8,750	17,500	—	562,188
	6/3/2019	—	—	—	4,375	8,750	17,500	—	466,498
		96,448	438,400	876,800

(1)

Amounts shown in these columns represent the range of possible cash payouts for each NEO under the Company’s Executive Compensation Plan, as determined by the Compensation Committee in May 2020. Because the revenue and AOI threshold goals were not met, no cash payouts were made to NEOs under the plan. Please see the discussion in the “Annual ICP” section of the “Compensation Discussion and Analysis” above.

(2)

Represents awards of PBRSUs granted under the Stock Issuance Program of the Stock Plan. Each PBRSU has performance-based vesting criteria (in addition to the service-based vesting criteria) such that the PBRSU cliff-vests at the end of a three-year performance period, which began on the date specified in the grant agreement and ends the last day of fiscal 2022. The number of shares of common stock that will be issued to settle the PBRSUs at the end of the applicable performance and service period will range from 0% to 200% of a target number of shares originally granted, and will depend upon (1) our TSR as compared to the TSR of the companies in the fiscal 2020 Performance Peer Group (each expressed as a growth rate percentage) calculated as of the applicable period end date, and (2) the Company’s achievement of cumulative AOI calculated as of the applicable period end date. For additional information regarding the specific terms of the PBRSUs granted to our NEOs in fiscal 2020, see the discussion of “PBRSUs” in the “Compensation Discussion and Analysis” above. Upon vesting, each PBRSU automatically converts into one share of Company common stock, and does not have an exercise price or expiration date.

(3)

The RSUs were granted under the Stock Issuance Program of the Stock Plan. Each award vests as to 25% of the shares beginning on the first anniversary of the grant date and 25% on each of the next three anniversaries of the grant date, subject to the NEO’s continuous service with the Company through each such date.

(4)

The amounts shown represent the aggregate grant date fair value as calculated for financial statement reporting purposes in accordance with FASB ASC 718 for RSUs and PBRSUs, as applicable, granted in fiscal 2020. The estimated fair value for PBRSUs is different from (and lower than) the maximum value of PBRSUs set forth below. These amounts do not necessarily represent actual value that may be realized by the NEOs. Assumptions used in the valuations of these awards are included in Note 11 of the Annual Report.

(5)

The ratio of the number of shares subject to the target PBRSU awards and the RSUs awards is consistent with the mix of PBRSUs to RSUs described in the CD&A (that is, 75%/25% for our CEO and 60%/40% for our other NEOs), but the grant date fair values do not match these ratios. This discrepancy is a function of how values are calculated for financial statement reporting purposes in accordance with FASB ASC 718.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding stock options and stock awards held by the NEOs as of April 24, 2020.

		Option Awards					Stock Awards
	Grant	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	Date	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
George	6/3/2014(1)	160,800	—	—	36.59	6/2/2021			—	—
Kurian	6/1/2016(2)	—	—	—	—	—	14,575	627,600	—	—
	6/1/2017(2)	—	—	—	—	—	28,500	1,227,210	—	—
	6/4/2018(2)	—	—	—	—	—	25,500	1,098,030	—	—
	6/3/2019(2)	—	—	—	—	—	37,000	1,593,220	—	—
	6/4/2018(3)	—	—	—	—	—	—	—	50,750	2,185,295
	6/4/2018(4)	—	—	—	—	—	—	—	50,750	2,185,295
	6/3/2019(3)	—	—	—	—	—	—	—	55,500	2,389,830
	6/3/2019(4)	—	—	—	—	—	—	—	55,500	2,389,830
Michael J.	4/15/2020(2)						116,881	5,032,896
Berry
Ronald J.	5/16/2016(2)	—	—	—	41.42	—	16,032	690,338	—	—
Pasek	6/1/2016(2)	—	—	—	36.59	—	8,077	347,796	—	—
	6/1/2017(2)	—	—	—	—	—	18,000	775,080	—	—
	6/4/2018(2)	—	—	—	—	—	16,875	726,638	—	—
	6/3/2019(2)	—	—	—	—	—	21,500	925,790	—	—
	6/4/2018(3)	—	—	—	—	—	—	—	16,750	721,255
	6/4/2018(4)	—	—	—	—	—	—	—	16,750	721,255
	6/3/2019(3)	—	—	—	—	—	—	—	16,000	688,960
	6/3/2019(4)	—	—	—	—	—	—	—	16,000	688,960
Brad	2/23/2018(2)	—	—	—	—	—	27,500	1,184,150	—	—
Anderson	6/4/2018(2)	—	—	—	—	—	12,000	516,720	—	—
	6/3/2019(2)	—	—	—	—	—	17,500	753,550	—	—
	9/16/2019(2)	—	—	—	—	—	7,362	317,008	—	—
	6/4/2018(3)	—	—	—	—	—	—	—	12,250	527,485
	6/4/2018(4)	—	—	—	—	—	—	—	12,250	527,485
	6/3/2019(3)	—	—	—	—	—	—	—	13,000	559,780
	6/3/2019(4)	—	—	—	—	—	—	—	13,000	559,780
	9/16/2019(3)	—	—	—	—	—	—	—	5,521	237,734
	9/16/2019(4)	—	—	—	—	—	—	—	5,522	237,777

		Option Awards					Stock Awards
	Grant	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	Date	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)
Henri P.	6/1/2016(2)	—	—	—	41.42	11/14/2020	15,157	652,660	—	—
Richard	6/1/2017(2)	—	—	—	36.59	6/20/2021	19,000	818,140	—	—
	6/4/2018(2)	—	—	—	—	—	18,375	791,228	—	—
	6/3/2019(2)	—	—	—	—	—	21,500	925,790	—	—
	6/4/2018(3)	—	—	—	—	—	—	—	18,250	785,845
	6/4/2018(4)	—	—	—	—	—	—	—	18,250	785,845
	6/3/2019(3)	—	—	—	—	—	—	—	16,000	688,960
	6/3/2019(4)	—	—	—	—	—	—	—	16,000	688,960
Matthew K.	6/1/2016(2)	—	—	—	—	—	6,500	279,890	—	—
Fawcett	6/1/2017(2)						10,000	430,600	—	—
	6/4/2018(2)	—	—	—	—	—	9,000	387,540	—	—
	6/3/2019(2)	—	—	—	—	—	11,500	495,190	—	—
	6/4/2018(3)	—	—	—	—	—	—	—	9,250	398,305
	6/4/2018(4)	—	—	—	—	—	—	—	9,250	398,305

(1)	All shares subject to the option are fully vested.
(2)	For these awards, 1/4th of the RSU shares vest in equal annual installments over four years measured from the grant date, subject to continued service through each applicable vesting date.
(3)

These awards are PBRSUs. The number of shares and value of the shares reported in the table is the target amount as of April 24, 2020. Up to an additional 100% of the target amount may be earned, depending on the relative performance of our TSR compared to the median TSR of the companies listed in our Performance Peer Group.

(4)

These awards are PBRSUs. The number of shares and value of the shares reported in the table is the target amount as of April 24, 2020. Up to an additional 100% of the target amount may be earned, depending on the achievement of AOI target performance goals.

Option Exercises and Stock Vested for Fiscal 2020

The following table provides information regarding options and stock awards exercised and vested, respectively, and the value realized for each of the NEOs during fiscal 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
George Kurian	—	—	207,890(2)	$9,842,217
Michael J. Berry	—	—	—	—
Ronald J. Pasek	—	—	99,811(3)	$4,629,550
Brad Anderson	—	—	101,139(4)	$4,824,428
Henri P. Richard	—	—	26,125(5)	$1,339,961
Matthew K. Fawcett	—	—	57,575(6)	$2,823,691

(1)

Represents the product obtained by multiplying (1) the number of shares of the Company’s common stock issued upon the vesting of RSUs and PBRSUs; by (2) the closing price of the Company’s common stock on the Nasdaq Global Select Market on the vesting date.

(2)	Of this amount, 99,554 shares were withheld by the Company to satisfy tax withholding requirements.
(3)	Of this amount, 45,949 shares were withheld by the Company to satisfy tax withholding requirements.
(4)	Of this amount, 46,625 shares were withheld by the Company to satisfy tax withholding requirements.
(5)	Of this amount, 8,300 shares were withheld by the Company to satisfy tax withholding requirements.
(6)	Of this amount, 25,027 shares were withheld by the Company to satisfy tax withholding requirements.

Nonqualified Deferred Compensation

Under the Company’s Deferred Compensation Plan, key employees, including the NEOs, may defer from 1% to 100% of the compensation they receive. The Deferred Compensation Plan allows contributions on a tax deferred basis in excess of IRS limits imposed on 401(k) plans as permitted and in compliance with Internal Revenue Code Section 409A. Eligible employees may defer an elected percentage of eligible earnings, which includes base salary, sales incentive compensation, and Company incentive compensation. Eligible employees are director level and higher employees who are on the U.S. payroll. Elections made under the Deferred Compensation Plan are irrevocable for the period (plan year) to which they apply, and cannot be changed or terminated. If no new election is made for a subsequent plan year, the election will be 0%. Previous elections do not carry forward.

Interest (earnings) generated by amounts held in the plan is not calculated by the Company or related to the Company’s earnings in the last fiscal year. Instead, deferrals are placed (at the participant’s direction) into a variety of publicly traded mutual funds administered through Fidelity Investments. The mutual funds available mirror those in our 401(k) plan. Available mutual funds are selected and monitored by the 401(k) Committee, which is composed of a group of executives (none of whom are NEOs), with input from an outside investment advisor as well as Fidelity Investment Advisors. Participants are permitted to make changes to their investment choices (but not their deferral percentages) at any time, but always within the family of publicly traded mutual funds. Neither common stock of the Company nor securities of any other issuers are included among the investment choices. However, it is possible that common stock of the Company may compose a portion of the portfolio of investments held by these mutual funds.

At the time of initial enrollment, the participant must also elect a distribution option. Options include a separation distribution (paid six months after termination of employment) or an optional in‑service distribution (paid at a specified fixed future date). Participants are not permitted to change the timing of a separation distribution. In‑service distributions begin on January 15 of the specified year, and deferrals must be at least two years old before distribution can begin. Participants are permitted to delay the timing of an in‑service distribution, but any such modification to timing must delay the distribution for at least five years.

The following table represents the executive contributions, earnings and account balances for the NEOs in the Deferred Compensation Plan.

Nonqualified Deferred Compensation for Fiscal 2020

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
George Kurian	—	—	—	—	—
Michael J. Berry	—	—	—	—	—
Ronald J. Pasek	—	—	11,607	—	216,589
Brad Anderson	282,142		(26,345)		364,436
Henri P. Richard	189,167	—	(14,350)	—	516,285
Matthew K. Fawcett	177,275	—	(17,607)	—	493,578

(1)	The Company does not make contributions to the Deferred Compensation Plan.
(2)

The amounts in this column correspond to a composite of the actual market earnings on a group of investment funds selected by the applicable NEO for purposes of tracking the notional investment return on his account balance for fiscal 2020. No portion of the reported amount was “above market” or “preferential.” Accordingly, amounts reported in the aggregate earnings column are not reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.

Pension Benefits

The Company does not provide pension benefits or a defined contribution plan to the NEOs other than the tax-qualified 401(k) plan.

TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

Potential Payments upon Termination or Change of Control

Change of Control Severance Agreements

On June 22, 2016, the Company entered into Change of Control Severance Agreements (the “Change of Control Agreements”) with key senior executives, including each of the NEOs, which replaced the prior change of control severance agreements. Effective June 23, 2019, the Company entered into Change of Control Severance Agreements (the “New Change of Control Agreements”) with key senior executives, including each of the NEOs, which replaced their expired Change of Control Agreements that were in effect at the beginning of fiscal 2020.

The Compensation Committee believes these agreements are necessary for us to retain key senior executives in the event of an acquisition of the Company. In approving the agreements, the Compensation Committee’s objectives were to (1) assure we would have the continued dedication and objectivity of our senior executives, notwithstanding the possibility of a change of control of the Company, thereby aligning the interests of these key senior executives with those of the stockholders in connection with potentially advantageous offers to acquire the Company; and (2) create a total executive compensation plan that is competitive with our Compensation Peer Group.

Term of Change of Control Severance Agreement

Each Change of Control Agreement had a term of three years. If a Change of Control (as defined below) occurs and there are fewer than 24 months remaining during the term of the agreement, the term of the Change of Control Agreement will extend automatically for 24 months following the effective date of the Change of Control. If a senior executive becomes entitled to severance benefits pursuant to his or her Change of Control Agreement, the Change of Control Agreement will not terminate until all of obligations of the Change of Control Agreement have been satisfied. Each New Change of Control Agreement has an initial term of three years and will renew automatically for additional one-year terms unless terminated by the Company or the senior executive. All other terms described above remain the same.

Circumstances Triggering Payment under Change of Control Severance Agreement

Each Change of Control Severance Agreement provides that if the Company terminates a senior executive’s employment without Cause (as defined below) or if the senior executive resigns for Good Reason (as defined below), and such termination or resignation occurs on or within 24 months after a Change of Control, the senior executive will receive certain benefits (as described below). The senior executive will not be entitled to any benefits, compensation or other payments or rights upon his or her termination following a Change of Control other than as set forth in his or her Change of Control Severance Agreement.

If the senior executive voluntarily terminates his or her employment with the Company (other than for Good Reason during the period that is on or within 24 months after a Change of Control), or if the Company terminates the senior executive’s employment for Cause, then the senior executive will not be entitled to receive severance or benefits except for those (if any) provided in the Company’s existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

If the Company terminates the senior executive’s employment as a result of the senior executive’s disability, or if the senior executive’s employment terminates due to his or her death, then the senior executive will not be entitled to receive severance or benefits, except for those (if any) provided in the Company’s existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

If the senior executive voluntarily terminates his or her employment and such termination is for Good Reason, or if the Company terminates the senior executive’s employment without Cause, and in either event such termination does not occur on or within 24 months after a Change of Control, then the senior executive will not be entitled to receive severance or benefits except for those (if any) as provided in the Company’s existing severance and benefits plans and practices or pursuant to other written agreements with the Company.

The Company has general severance guidelines applicable to all employees, including the NEOs, providing for additional months of pay and welfare benefits based on years of service, plus periods of access to a career center and office resources, one-on-one coaching, and access to an online jobs database, but payment of any severance and other benefits pursuant to the guidelines is discretionary. For NEOs, these severance guidelines provide for up to twelve months salary and continuation of welfare benefits and payment of prorated non-equity incentive plan benefits. However, if the senior executive is eligible to receive any payments under his or her Change of Control Severance Agreement, the senior executive will not be eligible to receive any payments or benefits pursuant to any Company severance plan, policy, guidelines or other arrangement.

Timing and Form of Severance Payments under Change of Control Severance Agreement

Unless otherwise required by Section 409A of the Internal Revenue Code, any severance payments to be made pursuant to the Change of Control Severance Agreement will be paid in a lump sum in accordance with the terms of the Change of Control Severance Agreement. No severance or other benefits will be paid or provided until a separation agreement and release of claims between the senior executive and the Company becomes effective. If the senior executive should die before all of the severance has been paid, any unpaid amounts will be paid in a lump-sum payment to the senior executive’s designated beneficiary. All payments and benefits under the Change of Control Severance Agreement will be paid less applicable withholding taxes.

Severance Payments Under Change of Control Severance Agreement

If the Company terminates a senior executive’s employment without Cause or if the senior executive resigns for Good Reason and such termination occurs on or within 24 months after a Change of Control, the senior executive will receive the following benefits:

•

The sum of (1) 150% (200% in the case of Mr. Kurian) of the senior executive’s annual base salary as in effect immediately prior to the senior executive’s termination date or (if greater) at the level in effect immediately prior to the Change of Control; and (2) 150% (200% in the case of Mr. Kurian) of the senior executive’s target annual bonus in effect immediately prior to the senior executive’s termination date or (if greater) at the level in effect immediately prior to the Change of Control;

•

Under the New Change of Control Agreement, a single, lump sum cash payment equal to the greater of (1) the senior executive’s annual target bonus in effect for the fiscal year in which the termination occurs, or (if greater) in effect immediately prior to the Change of Control, or (2) the bonus the senior executive would have received for the fiscal year during which the termination occurs based on actual performance being accrued for financial accounting purposes at the time of termination against the performance goals applicable to the senior executive’s bonus arrangement in effect immediately prior to the senior executive’s termination date, in either case, which will be pro-rated for the period during the fiscal year the senior executive was employed by the Company;

•

All expense reimbursements, wages, and other benefits due to the senior executive under any Company plan or policy (except that a senior executive will not be eligible to receive any benefits under any Company severance plan, policy or other arrangement); and

•	Accelerated vesting of the senior executive’s outstanding equity awards as follows:
•

Equity awards subject to time-based vesting will vest as to that portion of the award that would have vested through the 48-month period following the applicable senior executive’s termination date had the senior executive remained employed through such period. Additionally, the senior executive will be entitled to accelerated vesting as to an additional 100% of the then unvested portion of all of his or her outstanding equity awards that are scheduled to vest pursuant to performance-based criteria, if any, unless otherwise provided in the applicable award agreement governing the equity award.

•

Each senior executive will have one year following the date of his or her termination in which to exercise any outstanding stock options or other similar rights to acquire Company stock (but such post termination exercise period will not extend beyond the original maximum term of the award).

•

If the senior executive elects continuation coverage pursuant to COBRA for himself or herself and his or her eligible dependents, the Company will reimburse the senior executive for the COBRA premiums for such coverage until the earlier of (1) 18 months (24 months in the case of Mr. Kurian); or (2) the date upon which the senior executive and/or the senior executive’s eligible dependents are covered under similar plans or cease to be eligible for coverage under COBRA.

Conditions to Receipt of Severance under Change of Control Severance Agreement

The senior executive’s receipt of any payments or benefits under the Change of Control Severance Agreement will be subject to the senior executive continuing to comply with the terms of any confidential information agreement entered into between the senior executive and the Company and complying with the provisions of the Change of Control Severance Agreement. Additionally, the receipt of any severance payment under the Change of Control Severance Agreement is conditioned on the senior executive signing and not revoking a separation agreement and release of claims with the Company, with such release to be effective as set forth in the Change of Control Severance Agreement. If a senior executive becomes entitled to any cash severance, continued health benefits or vesting acceleration (other than under the Change of Control Severance Agreement) by operation of applicable law, then the corresponding severance payments and benefits under the Change of Control Severance Agreement will be reduced by the amount of such other benefits paid or provided to the senior executive.

Excise Tax under Change of Control Severance Agreement

In the event that the severance payments and other benefits payable to the senior executive pursuant to his or her Change of Control Severance Agreement constitute “parachute payments” under Section 280G of the U.S. tax code and would be subject to the applicable excise tax, then the senior executive’s severance benefits will be either (1) delivered in full; or (2) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by the senior executive on an after-tax basis of the greatest amount of benefits. To the extent the senior executive’s severance benefits are delivered in full, the Company will not provide the senior executive any tax gross-up to cover the cost of any excise tax.

Definitions Contained in Change of Control Severance Agreement

Each Change of Control Severance Agreement defines “Cause” as: (1) the senior executive’s continued intentional and demonstrable failure to perform his or her duties customarily associated with his or her position (other than any such failure resulting from the senior executive’s mental or physical disability) after the senior executive has received a written demand of performance from the Company and the senior executive has failed to cure such nonperformance within 30 days after receiving such notice; (2) the senior executive’s conviction of, or plea of nolo contendere to, a felony that the Board of Directors reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; or (3) the senior executive’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against, and causing material harm to, the Company.

Each Change of Control Severance Agreement defines “Change of Control” as any of the following events: (1) a change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (either, a “Person”), acquires beneficial ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; (2) a change in the effective control of the Company which occurs on the date that a majority of the members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (3) a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. Notwithstanding the foregoing provisions of this definition, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change of control event within the meaning of Section 409A of the Internal Revenue Code.

Mr. Kurian’s Change of Control Severance Agreement defines “Good Reason” as his termination of employment within 90 days following the expiration of any cure period following the occurrence of any of the following, without his consent: (1) a material reduction of his authority or responsibilities, provided that a reduction of authority or responsibilities that occurs as a direct consequence of a Change of Control and the Company becoming part of larger entity will not be considered a material reduction of Mr. Kurian’s authority or responsibilities; and any change which results in Mr. Kurian ceasing to have the same functional supervisory authority and responsibility following a Change of Control or a change in Mr. Kurian’s reporting position so that he no longer directly reports to the Chief Executive Officer or Board of Directors of the parent entity following a Change of Control will constitute a material reduction of his authority or responsibilities; (2) a material reduction in his base salary or target annual incentive (“Base Compensation”), unless the Company also similarly reduces the Base Compensation of all other employees of the Company; (3) a material change in the geographic location at which he must perform services; (4) any purported termination of his employment for “Cause” without first satisfying the procedural protections set forth in his agreement; or (5) the failure of the Company to obtain the assumption of the agreement by a successor and/or acquirer and an agreement that he will retain substantially similar responsibilities in the acquirer or the merged or surviving company as he had prior to the transaction.

The Change of Control Severance Agreement for each of the other senior executives, including the other NEOs, defines “Good Reason” as the termination of employment within 90 days following the occurrence of any of the following, without the senior executive’s consent: (1) a material reduction of the senior executive’s authority or responsibilities, relative to the senior executive’s authority or responsibilities in effect immediately prior to such reduction, or a change in the senior executive’s reporting position such that the senior executive no longer reports directly to the officer position or its functional equivalent to which the senior executive was reporting immediately prior to such change in reporting position (unless the senior executive is reporting to the comparable officer position of the parent corporation in a group of controlled corporations following a Change of Control); (2) a material reduction in the senior executive’s base salary or target annual incentive (“Base Compensation”), unless the Company also similarly reduces the Base Compensation of all other employees of the Company with positions, duties and responsibilities comparable to the senior executive’s; (3) a material change in the geographic location at which the senior executive must perform services; (4) any purported termination of the senior executive’s employment for “Cause” without first satisfying the procedural protections set forth in his or her agreement; or (5) the failure of the Company to obtain the assumption of the agreement by a successor and/or acquirer and an agreement that the senior executive will retain substantially similar responsibilities in the acquirer or the merged or surviving company as he or she had prior to the transaction.

PBRSUs

In the event of a change of control of the Company prior to the expiration of the applicable performance period for a PBRSU grant, the number of shares that vest at the end of the applicable performance period (such vesting, the “Change of Control Vesting”) will be determined by (1) the relative performance of the Company’s TSR using the per share value of the Company’s common stock payable to stockholders in connection with the change of control will be measured against the applicable benchmark for the same period, and (2) the achievement of cumulative AOI targets measured as of the date of the change of control, subject to continuous service by the NEO through the end of the performance period. If the NEO is terminated without “Cause” or resigns for “Good Reason” (each as defined in the NEO’s Change of Control Agreement) on or following the Change of Control, the vesting of the PBRSUs will accelerate upon the date on which the NEO is terminated or resigns and the number of PBRSUs that vest will be determined in accordance with the Change of Control Vesting. If the NEO’s employment terminates due to the NEO’s death or permanent disability (a “Qualifying Termination”), then the measurement period shall terminate on the date of the Qualifying Termination and the number of PBRSUs that vest (measured based on the actual performance of the Company’s TSR or AOI, as applicable) will be prorated based on the percentage of time worked during the applicable performance period. In the event of the voluntary termination of employment by the NEO either (a) after reaching 62 years of age or (b) on or after reaching 55 years of age following a minimum of ten (10) years of continuous service to the Company of its subsidiaries, the NEO’s PBRSUs will remain outstanding through the applicable performance period and the number of PBRSUs that vest will be prorated based the percentage of time worked during the applicable performance period.

Executive Medical Retirement Plan

The Company adopted the Executive Medical Retirement Plan (the “Medical Plan”) in 2005, which upon retirement provided a health reimbursement account to reimburse eligible retired executives for premiums paid for individual insurance covering the retiree and any eligible dependents for the period from January 1, 2017 through December 31, 2019. The Medical Plan was no longer available to new participants as of November 12, 2015 and terminated by its terms on December 31, 2019. Mr. Kurian is the only NEO who is eligible for benefits under the Medical Plan. On or after December 31, 2019 but ending on December 31, 2021, Mr. Kurian will be eligible to receive a lump sum cash payment equal to two years of projected health care costs, or a prorated portion thereof, pursuant to the methodology set forth in the Medical Plan.

Estimated Payments Upon Termination of Employment and/or a Change of Control

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of the NEOs serving as of the end of fiscal 2020 pursuant to the Change of Control Severance Agreements in effect at that time, or with respect to Mr. Pasek, whose service as an executive officer terminated during fiscal 2020, pursuant to the terms of his separation and release agreement with the Company, which are disclosed in the section entitled “Fiscal 2020 Management Team Transitions” beginning on page 31. Please see above for a description of payments payable under the New Change of Control Severance Agreements entered into following the end of fiscal 2020. Except as noted below, payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal 2020 (April 24, 2020), and the price per share of the Company’s common stock is the closing price of the Nasdaq Global Select Market as of that date of $43.06. There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments of benefits, any actual payments and benefits may be different.

		Potential Payments Upon
		Involuntary Termination Other Than For Cause				Voluntary Termination For Good Reason
Name	Type of Benefit	Prior to Change of Control ($)		On or Within 24 Months Following Change of Control ($)		Prior to Change of Control ($)		On or Within 24 Months Following Change of Control ($)
George	Cash severance payments	—		5,130,000	(1)	—		5,130,000	(1)
Kurian	Vesting acceleration of time-based equity(2)	—		4,546,060	(3)	—		4,546,060	(3)
	Vesting acceleration of PBRSUs	8,186,264	(4)	25,659,454	(3)(5)	8,186,264	(4)	25,659,454	(3)(5)
	Continued coverage of employee benefits(6)(7)	—		51,000		—		51,000
	Total termination benefits	8,186,264		35,386,514		8,186,264		35,386,514
	Total previously vested equity value	1,040,376		1,040,376		1,040,376		1,040,376
	Full “walk away” value	9,226,640		36,426,890		9,226,640		36,426,890
Michael J.	Cash severance payments	—		900,000	(8)	—		900,000	(8)
Berry	Vesting acceleration of time-based equity(2)	—		4,546,060	(3)	—		4,546,060	(3)
	Vesting acceleration of PBRSUs	—	(4)	—	(3)(5)	—		—	(3)(5)
	Continued coverage of employee benefits(9)	—		28,150		—		28,150
	Total termination benefits	—		5,474,210		—		5,474,210
	Total previously vested equity value	—		—		—		—
	Full “walk away” value	—		5,474,210		—		5,474,210
Ronald J.	Cash payments	626,000		626,000		626,000		626,000
Pasek(10)	Vesting acceleration of time-based equity	—		—		—		—
	Vesting acceleration of PBRSUs	—		—		—		—
	Continued coverage of employee benefits	—				—
	Total termination benefits	626,000		626,000		626,000		626,000
	Total previously vested equity value	—		—		—		—
	Full “walk away” value	626,000		626,000		626,000		626,000
Brad	Cash severance payments	—		1,732,500	(8)	—		1,732,500	(8)
Anderson	Vesting acceleration of time-based equity(2)	—		2,063,952	(3)	—		2,063,952	(3)
	Vesting acceleration of PBRSUs	1,234,951	(4)	2,650,042	(3)(5)	1,234,951	(4)	2,650,042	(3)(5)
	Continued coverage of employee benefits(9)	—		28,150		—		28,150
	Total termination benefits	1,234,951		6,474,644		1,234,951		6,474,644
	Total previously vested equity value	—		—		—		—
	Full “walk away” value	1,234,951		6,474,644		1,234,951		6,474,644
Henri P.	Cash severance payments	—		1,890,000	(8)	—		1,890,000	(8)
Richard(11)	Vesting acceleration of time-based equity(2)	—		2,229,733	(3)	—		2,229,733	(3)
	Vesting acceleration of PBRSUs	2,734,264	(4)	4,176,820	(3)(5)	2,734,264	(4)	4,176,820	(3)(5)
	Continued coverage of employee benefits(9)	—		32,410		—		32,410
	Total termination benefits	2,734,264		8,328,963		2,734,264		8,328,963
	Total previously vested equity value	—		—		—		—
	Full “walk away” value	2,734,264		8,328,963		2,734,264		8,328,963
Matthew K.	Cash severance payments	—		1,479,600	(8)	—		1,479,600	(8)
Fawcett	Vesting acceleration of time-based equity(2)	—		1,216,445	(3)	—		1,216,445	(3)
	Vesting acceleration of PBRSUs	2,734,264	(4)	2,196,060	(3)(5)	2,734,264	(4)	2,196,060	(3)(5)
	Continued coverage of employee benefits(9)	—		44,650		—		44,650
	Total termination benefits	2,734,264		4,936,755		2,734,264		4,936,755
	Total previously vested equity value	—		—		—		—
	Full “walk away” value	2,734,264		4,936,755		2,734,264		4,936,755

(1)

Pursuant to the applicable terms of Mr. Kurian’s Change of Control Severance Agreement, as amended, in effect on April 24, 2020, this amount represents the sum of 200% of the Mr. Kurian’s annual base salary and 200% of Mr. Kurian’s target annual bonus.

(2)

None of our NEOs have any outstanding options that are unvested. For unvested RSUs, aggregate market value is determined by multiplying (1) the number of shares subject to such awards as of April 24, 2020, by (2) $43.06. If there is no amount listed in this row, all of the senior executive’s unvested outstanding options have an exercise price in excess of $43.06 and the individual does not hold any unvested restricted stock and/or RSUs.

(3)

Pursuant to the applicable terms of the Change of Control Severance Agreement in effect on April 24, 2020, equity awards that are subject to time-based vesting will vest as to that portion of the award that would have vested through the 48-month period following the senior executive’s termination date had the senior executive remained employed through such period. Additionally, the senior executive will be entitled to accelerated vesting as to an additional 100% of the then-unvested portion of all of his outstanding equity awards that are scheduled to vest pursuant to performance-based criteria, unless otherwise provided in the applicable award agreement governing the equity award. Under the terms of the grant agreements for the PBRSUs, the performance period for the grant is deemed to end upon a change of control of the Company and the number of PBRSUs that vest will be determined by (1) the Company’s TSR as measured against the applicable benchmark, as applicable or (2) the Company’s achievement of cumulative AOI targets, and the actual award amount.

(4)

Pursuant to the terms of the grant agreement for the PBRSUs, if the senior executive’s employment terminates due to the his or her death or permanent disability (a “Qualifying Termination”), then the measurement period shall terminate on the date of the Qualifying Termination and the number of PBRSUs that vest (measured based on (1) the actual performance of the Company’s TSR against the applicable benchmark, as applicable, or (2) the Company’s achievement of cumulative AOI targets) will be prorated based the percentage of time worked during the applicable performance period.

(5)

Pursuant to the terms of the grant agreement for the PBRSUs, the vesting of the PBRSUs will accelerate upon the date on which the senior executive is terminated or resigns and the number of PBRSUs that vest will be determined in accordance with the Change of Control Vesting. For purposes of this table, the closing price of the Company’s common stock on April 24, 2020 ($43.06) is used as the per share value of the Company’s common stock payable to stockholders in connection with the change of control.

(6)

Pursuant to the applicable terms of the Change of Control Severance Agreement in effect on April 24, 2020, if Mr. Kurian elects continuation coverage pursuant to COBRA for himself and his eligible dependents, the Company will reimburse Mr. Kurian for the COBRA premiums for such coverage until the earlier of (1) 24 months, or (2) the date upon which Mr. Kurian and/or his eligible dependents are covered under similar plans or are no longer eligible for coverage under COBRA.

(7)

Assumes that the senior executive elects to continue coverage of employee benefits under COBRA, and does not continue coverage under the Medical Plan. Please see the section entitled “Executive Medical Retirement Plan” for further information on the value of benefits provided through the Medical Plan.

(8)

Pursuant to the applicable terms of the Change of Control Severance Agreement in effect on April 24, 2020, this amount represents the sum of 150% of the senior executive’s annual base salary and 150% of the senior executive’s target annual bonus.

(9)

Pursuant to the applicable terms of the Change of Control Severance Agreement in effect on April 24, 2020, if the senior executive elects continuation coverage pursuant to COBRA for the senior executive and his or her eligible dependents, the Company will reimburse the senior executive for the COBRA premiums for such coverage until the earlier of (1) 18 months; or (2) the date upon which the senior executive and/or his or her eligible dependents are covered under similar plans are no longer eligible for coverage under COBRA.

(10)

On April 3, 2020, Mr. Pasek entered into a separation and release agreement with the Company that superseded his Change of Control Severance Agreement. All amounts in this table reflect actual payments received by Mr. Pasek per the terms of his separation and release agreement as disclosed in the section entitled “Fiscal 2020 Management Team Transitions” beginning on page 31.

(11)

Mr. Richard left the Company effective June 5, 2020. The terms of his separation and release agreement are disclosed in the section entitled “Fiscal 2020 Management Team Transitions” beginning on page 31.

Equity Compensation Plan Information

The following table provides information as of April 24, 2020 with respect to the shares of the Company’s common stock that may be issued under the Company’s existing equity compensation plans. The table does not include information with respect to shares subject to outstanding options and awards granted under equity compensation plans assumed by the Company in connection with mergers and acquisitions of the companies that originally granted those options and awards. Footnote 5 to the table sets forth the total number of shares of common stock issuable upon the exercise of those assumed options and awards as of April 24, 2020 and the weighted-average exercise price.

	A	B	C
	Number of Securities to be Issued upon Exercise of Outstanding Options, and vesting of RSU and PBRSU Awards (#)(1)	Weighted-Average Exercise Price of Outstanding Options ($)(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (#) (Excluding Securities Reflected in Column A) (3)
Equity compensation plans approved by stockholders(4)	7,483,208	$37.86	33,953,787
Equity compensation plans not approved by stockholders(5)	—	—	—
Total(6)	7,483,208	$37.86	33,953,787

(1)

Includes 198,861 shares of common stock issuable upon exercise of outstanding options, 6,259,029 shares of common stock issuable upon vesting and payout of shares subject to outstanding RSU awards and 1,025,318 shares of common stock issuable upon vesting and payout of shares subject to PBRSU awards, assuming the maximum number of shares vest. Excludes purchase rights accruing under the Company’s Purchase Plan. The Purchase Plan was approved by the stockholders in connection with the initial public offering of the Company’s common stock. Under the Purchase Plan, each eligible employee may purchase up to 1,500 shares of common stock at semiannual intervals on the last business day of May and November of each year at a purchase price per share equal to 85% of the lesser of (1) the closing selling price per share of common stock on the employee’s entry date into the two-year offering period in which that semiannual purchase date occurs; or (2) the closing selling price per share on the semiannual purchase date.

(2)	Column B does not take into account shares issuable upon the vesting of outstanding RSUs, which have no exercise price.
(3)

Includes (1) 26,992,350 shares of common stock available for issuance under the Stock Plan; and (2) 6,961,437 shares available for issuance under the Purchase Plan. As of July 17, 2020, 19,57,904 shares were available for issuance under the Stock Plan. As of July 17, 2020, 5,703,195 shares were available for issuance under the Purchase Plan.

(4)	The category consists of the Company’s Stock Plan and the Purchase Plan.
(5)

The table does not include information for equity compensation plans assumed by the Company in connection with mergers and acquisitions of the companies that originally established those plans. As of April 24, 2020 there were a total of 250,165 shares subject to outstanding awards under all equity compensation plans assumed by the Company in connection with mergers and acquisitions, of which 91,176 shares were subject to outstanding option awards and 158,989 shares were subject to outstanding full value awards. The outstanding stock options had a weighted-average exercise price of $8.9216 per share and a weighted-average remaining term of 6.03 years as of such date. No additional awards may be made under those assumed plans.

(6)

As of April 24, 2020, there were a total of 7,733,373 shares subject to outstanding awards under all of the Company’s equity compensation plans, including equity compensation plans assumed by the Company in connection with mergers and acquisitions, of which 290,037 shares were subject to outstanding option awards and 7,443,336 shares were subject to outstanding full value awards. The outstanding stock options had a weighted-average exercise price of $27.8198 per share and a weighted-average remaining term of 2.56 years as of such date. As of July 17, 2020, there were a total of 1,818,618 shares subject to outstanding awards under all of the Company’s equity compensation plans, including equity compensation plans assumed by the Company in connection with mergers and acquisitions, of which 281,520 shares were subject to outstanding option awards and 9,433,282 shares were subject to outstanding full value awards. The outstanding stock options had a weighted-average exercise price of $28.19 and a weighted-average remaining term of 2.31 years as of such date.

PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of George Kurian, our CEO.

Under the pay ratio rules, a company is required to identify its median employee only once every three years and calculate total compensation for that employee each year, provided that, during the company’s last completed fiscal year there has been no change in its employee population or employee compensation arrangements that it reasonably believes would result in a significant change to its pay ratio disclosure. Because we did not experience any change in our employee population or employee compensation arrangements that we reasonably believe would significantly impact the pay ratio disclosure, we continued to use the median employee identified in fiscal 2018 for purposes of our fiscal 2020 pay ratio disclosure.

When we identified the median employee in fiscal 2018, we relied on a methodology and certain material assumptions, adjustments, and estimates as described in this paragraph. We determined our median employee from the global Company employee population (except the CEO) as of March 5, 2018 (a date within the last three months of the Company’s last completed fiscal year) using expected annual total compensation for fiscal 2019 as of March 5, 2018. Expected annual total compensation included base salary, cash incentive payments, commissions, the grant date value of any equity awards and the value of fringe benefits received. All foreign currencies were converted to U.S. dollars using the exchange rates in effect on March 5, 2018. We annualized the salaries but not the cash and equity incentive compensation of the employees that were not employed by the Company for the full fiscal year. We did not exclude any employees from the calculation of the median or use any cost-of-living adjustments.

For the fiscal 2020 pay ratio disclosure, we calculated the median employee’s annual total compensation for fiscal 2020 as of April 24, 2020 in the same manner that we calculate our CEO’s total compensation as shown in the Summary Compensation Table. We determined that the median employee’s annual total compensation was $185,046. In fiscal 2020, our CEO’s annual total compensation was $9,491,209 as shown in the Summary Compensation Table. The fiscal 2020 ratio of our CEO’s annual total compensation to that of our median employee is 52:1.

NetApp believes that its methodology, which is consistent with the requirements of the SEC, yielded a reasonable estimate of the pay ratio. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their compensation practices. Thus, the pay ratio reported by other companies may not be comparable to the pay ratio we are reporting, as other companies may have different employment and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2020, the members of the Compensation Committee were Gerald Held, Kathryn M. Hill and George T. Shaheen. None of these individuals was at any time during fiscal 2020, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

CERTAIN TRANSACTIONS WITH RELATED PARTIES

Our Corporate Governance and Nominating Committee is responsible for the review, approval, and ratification of transactions with related persons. Specifically, the Corporate Governance and Nominating Committee has the authority to:

•	Consider questions of possible conflicts of interest of members of our Board and corporate officers;
•	Review actual and potential conflicts of interest of members of our Board and corporate officers, and clear any involvement of such persons in matters that may involve a conflict of interest;
•	Establish policies and procedures for the review and approval of “related person transactions,” as defined in applicable SEC rules;
•	Conduct ongoing reviews of potential related person transactions; and
•	Review and approve all related person transactions.

Pursuant to the SEC’s rules and regulations, “related persons” include, but are not limited to, the Company’s directors, executive officers, and beneficial owners of more than 5% of the Company’s outstanding common stock. If the determination is made that a related person has a material interest in any Company transaction, then the Corporate Governance and Nominating Committee, consisting of all independent directors, is responsible for reviewing and approving or ratifying it. An approved transaction would be disclosed in accordance with the SEC rules if required. If the related person at issue is a director of the Company, or a family member of a director, then that director would not participate in those discussions.

In the ordinary course of our business, we engage in transactions with the Google Cloud division of Alphabet Inc. Thomas Kurian, the brother of our Chief Executive Officer and President, George Kurian, is the CEO of Google Cloud. Our relationship with Google Cloud preceded Mr. Thomas Kurian’s employment there. We believe that the transactions with Google Cloud have been entered into in the ordinary course of business and have been conducted on an arms-length basis and do not represent a material interest to any of our related persons.

AUDIT COMMITTEE REPORT

The information contained in the following Audit Committee Report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

The Audit Committee has reviewed and discussed the Company’s consolidated financial statements with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm (“Deloitte & Touche”). The Audit Committee has discussed with Deloitte & Touche the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche required by the applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 24, 2020, as filed with the SEC on June 15, 2020.

Submitted by the Audit Committee

of the Board of Directors:

Scott F. Schenkel, Chairman

Deepak Ahuja

Deborah L. Kerr

T. Michael Nevens

MANAGEMENT PROPOSALS

Proposal Number 1:

Election of Directors

Introduction

At the Annual Meeting, eight (8) directors will be elected to serve until the 2021 Annual Meeting or until successors for such directors are elected and qualified, or until the death, resignation or removal of such directors.

The Board has nominated for re-election eight (8) of the Company’s current directors, as listed below:

T. Michael Nevens	Kathryn M. Hill	Scott F. Schenkel
Deepak Ahuja	Deborah L. Kerr	George T. Shaheen
Gerald Held	George Kurian

Each person nominated has consented to being named in this Proxy Statement and has agreed to serve as a director, if elected. The Board has no reason to believe that any nominee will be unavailable or will decline to serve as a director. In the event, however, that any nominee is unable or declines to serve as a director, the proxies will be voted for any nominee who is designated by our Board to fill the vacancy and following appropriate disclosure of the identity of that individual. The proxies solicited by this Proxy Statement may not be voted for more than eight (8) nominees.

Information Regarding the Nominees

Information regarding the qualifications and experience of each of the nominees may be found in the sections of this proxy titled “Director Nominees” and “Our Board of Directors.”

Vote Required

In an uncontested election, to be elected to our Board, each director nominee must receive the affirmative vote of shares representing a majority of the votes cast, meaning that the number of votes “FOR” such director nominee must exceed the number of votes “AGAINST” such director nominee. Under our Corporate Governance Guidelines, each director is required to submit in advance an irrevocable, conditional resignation that will be effective only upon both (1) the failure to receive the required vote at the next stockholders’ meeting at which the director faces reelection; and (2) our Board’s acceptance of such resignation. If an incumbent director fails to receive the required vote for reelection, the Corporate Governance and Nominating Committee will act to determine whether to accept the director’s irrevocable, conditional resignation and will submit its recommendation to our Board for consideration.

Recommendation of the Board

Our Board of Directors Unanimously Recommends That Stockholders

Vote FOR Proposal Number 1

Proposal Number 2:

Advisory Vote to Approve Named Executive Officer Compensation (“Say On Pay”)

Introduction

In accordance with Section 14A of the Exchange Act, we are asking stockholders to approve an advisory resolution approving the compensation of our NEOs as reported in this Proxy Statement. As described in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has designed the compensation of our NEOs, who are crucial to our long-term success, to align each NEO’s compensation with our short-term and long-term performance and interests of our stockholders, and to provide the compensation and incentives needed to attract, motivate and retain our NEOs. You are urged to read the disclosure under “Compensation Discussion and Analysis,” which describes in more detail our executive compensation policies, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure, which provide detailed information on the compensation of our NEOs.

Our compensation programs reflect our continued commitment to pay-for-performance, with a substantial portion of each NEO’s compensation being at-risk and subject to important performance measures aligned with long-term stockholder value. During fiscal 2020, a significant percentage of each NEO’s total compensation (as reported in the Summary Compensation Table) was at-risk, being comprised of performance-based cash bonus opportunities, restricted stock units (RSUs) and performance-based RSUs (PBRSUs). The Compensation Committee sets a portion of NEOs’ compensation based on their achievement of annual operational objectives that are designed to advance our long-term business objectives and create sustainable long-term stockholder value. Our performance-based compensation elements are guided by the Compensation Committee’s long-term compensation objectives of maintaining the market competitiveness and retention value. In addition, we continue to be committed to responsible compensation governance practices. The Compensation Committee believes that the compensation arrangements for our NEOs are consistent with market practice and provide for compensation that is reasonable in light of our performance and the performance of each individual NEO. Moreover, the Compensation Committee prohibits egregious pay practices, such as excessive perquisites or tax “gross up” payments, as elements of our NEOs’ compensation. The detailed ways in which we link pay with Company and individual performance and structure our NEO compensation arrangements consistent with good governance practices is described in the “Compensation Discussion and Analysis” section.

The resolution to approve the compensation of our NEOs on an advisory basis, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, you are being asked to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting of Stockholders pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the fiscal 2020 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and is therefore not binding on us, the Compensation Committee or our Board. However, our Board and the Compensation Committee value the opinions of our stockholders, and the Compensation Committee will consider the results of this Proposal Number 2 in evaluating whether any actions are necessary to address those concerns. At the 2019 Annual Meeting, consistent with the recommendation of our Board, our stockholders voted in support of our advisory say-on-pay resolution, with over 95% of the votes cast in favor. In light of the results of this vote, and after also considering a variety of other factors, the Compensation Committee continued its focus on performance-based compensation in fiscal 2020. Our stockholders also voted in favor of the Board-recommended annual frequency of advisory votes on NEO compensation at the 2017 Annual Meeting. We will continue to conduct advisory votes on NEO compensation on an annual basis and will conduct our next advisory vote at the Annual Meeting. We will conduct another vote on the frequency of advisory votes on NEO compensation at our 2022 Annual Meeting of Stockholders.

Vote Required

The affirmative vote of a majority of the stock having voting power present in person or represented by proxy is required to approve this Proposal Number 2. Unless you indicate otherwise, your proxy will be voted “FOR” the proposal.

Recommendation of the Board

Our Board of Directors Unanimously Recommends That Stockholders

Vote, on an Advisory Basis, FOR Proposal Number 2

Proposal Number 3:

Ratification of Independent Registered Public Accounting Firm

Introduction

The Company is asking the stockholders to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2021.

In the event the stockholders fail to ratify the appointment, the Audit Committee of our Board of Directors will consider it as a direction to select another independent registered public accounting firm for the subsequent fiscal year. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The Audit Committee preapproves services performed by its independent registered public accounting firm and reviews auditor billings in accordance with the Audit Committee charter. All requests for audit, audit-related, tax and other services must be submitted to the Audit Committee for specific preapproval and cannot commence until such approval has been granted. Normally, preapproval is provided at regularly scheduled meetings. However, the authority to grant specific preapproval between meetings, as necessary, has been delegated to the Chair of the Audit Committee. The Chairman must update the Audit Committee at its next regularly scheduled meeting of any services that were granted specific preapproval.

Aggregate fees the Company incurred in fiscal 2020 and fiscal 2019, respectively, represent fees billed or to be billed by the Company’s independent registered accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited and their respective affiliates (collectively, “Deloitte & Touche”). During fiscal 2020 and fiscal 2019, all of the services shown in the table below were preapproved by the Audit Committee in accordance with the preapproval policies discussed above.

	2020	2019
Audit fees(1)	$6,052,000	$6,425,000
Audit-related fees(2)		$-
Total audit and audit-related fees	$6,052,000	$6,425,000
Tax fees(3)	$1,614,000	$1,361,000
All other fees(4)	$154,000	$89,000
Total fees	$7,820,000	$7,875,000

(1)

Includes fees for professional services incurred in fiscal 2020 and fiscal 2019 in connection with (1) the audit of the Company’s annual consolidated financial statements and its internal control over financial reporting; (2) reviews of the interim consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q; and (3) services related to statutory and regulatory filings or engagements.

(2)

Includes fees that are reasonably related to the performance of the audit or review other than those included under “Audit fees.” The services in this category relate primarily to technical consultations on audit and reporting requirements not arising during the course of the audit.

(3)

Includes fees for tax compliance, tax advice, and tax planning services. These services include assistance regarding federal, state and international tax compliance, tax return review, tax audits, and miscellaneous consulting services.

(4)

Includes fees for professional services other than the services reported above. These services include permissible business advisory and consulting services, translations of foreign financial statements, and subscriptions to an accounting regulatory database.

The Audit Committee has considered whether the provision of the non-audit services discussed above is compatible with maintaining the principal auditor’s independence and believes such services are compatible with maintaining the auditor’s independence.

Vote Required

The affirmative vote of a majority of the stock having voting power present in person or represented by proxy is required to approve this Proposal Number 3. Unless you indicate otherwise, your proxy will be voted “FOR” the proposal.

Recommendation of the Board

Our Board of Directors Unanimously Recommends That Stockholders

Vote FOR Proposal Number 3

STOCKHOLDER PROPOSALS

Proposal Number 4:

Stockholder proposal for stockholder action by written consent

John Chevedden, 2215 Nelson Avenue, No. 205 Redondo Beach, CA 90278, the beneficial owner of shares of the Company’s common stock valued at $2,000 or greater, has given notice that he intends to present a proposal at the Annual Meeting. In accordance with SEC rules, the following is the complete text of the proposal exactly as submitted. The stockholder proposal includes some assertions that we believe are misleading. We have not addressed all of these assertions, and we accept no responsibility for the stockholder proposal.

Proposal 4 – Adopt a Mainstream Shareholder Right – Written Consent

Shareholders request that our board of directors take the steps necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting.  This written consent is to give shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any appropriate topic for written consent.

Hundreds of major companies enable shareholder action by written consent. This proposal topic won majority shareholder support at 13 large companies in a single year. This included 67%-support at both Allstate and Sprint. This proposal topic also won 63%-support at Cigna Corp. (CI) in 2019. This proposal topic would have received higher votes than 63% to 67% at these companies if more shareholders had access to independent proxy voting advice.

The right for shareholders to act by written consent is gaining acceptance as a more important right than the right to call a special meeting. This also seems to be the conclusion of the Intel Corporation (INTC) shareholder vote at the 2019 Intel annual meeting.

The directors at Intel apparently thought they could divert shareholder attention away from written consent by making it less difficult for shareholders to call a special meeting. However Intel shareholders responded with greater support for written consent in 2019 compared to 2018.

After a 45%-vote (less than a majority vote) for a written consent shareholder proposal The Bank of New York Mellon Corporation (BK) said it adopted written consent in 2019.

Perhaps BK is starting a new trend in recognizing that a 45%-vote represents a majority vote from the shares that have access to independent proxy voting advice.

And a proxy advisor set certain minimum requirements for a company adopting written consent in case the directors of a company are tempted to adopt a “fig leaf” version of written consent.

Please vote yes:

Adopt a Mainstream Shareholder Right – Written Consent – Proposal 4

Response of the Board

Our Board carefully considered this stockholder proposal and concluded that its adoption would not be in the best interests of the Company or its stockholders. In particular, our Board believes that:

•	The proposal would deprive stockholders of their right to be consulted on important matters concerning their investment in NetApp;

•	NetApp provides stockholders the opportunity to participate in proposed actions through annual meetings and special meetings; and

•	NetApp’s commitment to strong corporate governance and stockholder engagement ensures Board accountability and promotes long-term stockholder value.

The proposal would deprive stockholders of their right to be consulted on important matters concerning their investment in NetApp.

The Board believes that all stockholders should have the opportunity to vote on stockholder actions. Taking action through a meeting affords stockholders the opportunity to meaningfully participate in NetApp’s decision-making process. Taking action through written consent, however, does not necessarily even involve communication to all stockholders about a particular matter. Action by written consent can occur with little or no advance notice to the Company, other stockholders or the market, and written consent solicitations need not be distributed to all stockholders entitled to vote on a matter. Written consent may therefore deny stockholders the ability to participate and deliberate transparently in major decisions affecting the Company and stockholders’ interests. A stockholder seeking action by written consent also may attempt to solicit the fewest possible stockholders to take action, rather than seeking input from all stockholders, and may rely on consents obtained from some stockholders before other stockholders have had the ability to evaluate a proposal, express their views, and vote. Thus, this proposal, if adopted, could disenfranchise stockholders who do not have the opportunity to vote, while enabling other short-term or special interest investors to approve proposals that are not in the best interest of all stockholders.

NetApp provides stockholders the ability to participate in proposed actions in between annual meetings through special meetings, which may be called by qualifying stockholders holding 25% or more of our outstanding stock.

In response to feedback from our stockholders, we have adopted bylaw provisions providing qualifying stockholders holding 25% or more of our outstanding stock the right to request special stockholder meetings, subject to the applicable terms of our bylaws. The Board believes that this threshold strikes an appropriate balance between providing stockholders with a meaningful ability to propose actions for stockholder consideration between annual meetings and protecting stockholders and the Company against the risk of a small minority of stockholders using such a right for their own special interests. Further, the transparency of the annual and special meeting process, in which meetings and votes take place on a specified date and with a specified agenda that is publicly announced well in advance, offers important protections and advantages for stockholders that are absent from the written consent process, as described above.

NetApp’s commitment to strong corporate governance and stockholder engagement ensures Board accountability and promotes long-term stockholder value.

The Board regularly reviews our corporate governance practices and adjusts them as necessary to maintain leading governance practices. In addition to our special meeting right, other corporate governance practices that reflect our commitment to stockholder accountability and responsiveness include:

•

Proxy access: Under the Company’s proxy access bylaw, a stockholder (or a group of up to 20 stockholders) owning at least 3% of the Company’s outstanding stock continuously for at least three years may nominate and include in the Company’s annual meeting materials director nominees constituting up to the greater of two directors or twenty percent of the Board, provided that the stockholders and nominees satisfy the requirements specified in our bylaws;

•	Independent Board Chairman: Separate Chair of the Board and Chief Executive Officer;

•	Substantial majority of Board is independent – Other than the Chief Executive Officer, our Board comprises all independent directors (i.e., seven of eight directors will be independent);

•	Three active standing Board committees with 100% independent members;

•	Election of directors annually by stockholders through a majority vote standard in uncontested director elections;

•	Regular stockholder engagement and ability of stockholders to recommend director nominees to the Corporate Governance and Nominating Committee;

•	Annual Board and Board committee self-evaluations; and

•	All NetApp directors, officers and employees are subject to our robust Code of Conduct.

In summary, the Board has concluded that the proposal is not aligned with our stockholders’ interests and that our current corporate governance practices allow stockholders a meaningful ability to voice their opinions, hold directors accountable and promote long-term growth while avoiding the governance risks associated with the right to act by written consent.

Vote Required

This Proposal Number 4 is advisory in nature and would constitute a recommendation to our Board if it is approved by stockholders. The affirmative vote of a majority of the stock having voting power present in person or represented by proxy is required to approve this Proposal Number 4. Unless you indicate otherwise, your proxy will be voted “AGAINST” the proposal.

Recommendation of the Board

Our Board of Directors Unanimously Recommends That Stockholders

Vote AGAINST Proposal Number 4

OTHER BUSINESS

Our Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

FORM 10-K

The Company filed an Annual Report on Form 10-K with the SEC on June 15, 2020. Our Internet address is www.netapp.com. Information on our website is not incorporated by reference into this Proxy Statement. We make available through our website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Stockholders may also obtain a copy of this report, without charge, by writing to Kris Newton, Vice President, Investor Relations at the Company’s principal executive offices located at 1395 Crossman Avenue, Sunnyvale, California 94089.

By Order of the Board of Directors

George Kurian

Chief Executive Officer

July 31, 2020

© 2020 NetApp, Inc. All Rights Reserved. NETAPP, the NETAPP logo, and the marks listed at http://www.netapp.com/TM are trademarks of NetApp, Inc. Other company and product names may be trademarks of their respective owners.

Annex A

NETAPP, INC.

RECONCILIATION OF NON-GAAP TO GAAP

FINANCIAL STATEMENT INFORMATION

(In millions, except net income per share amounts)

(Unaudited)

	Year Ended
	April 24, 2020	April 26, 2019
NET INCOME	$819	$1,169
Adjustments:
Amortization of intangible assets	39	46
Stock-based compensation	153	158
Asset impairment	10
COVID-19 charges	3
Litigation settlements	-	35
Restructuring and other charges	21	(73)
Gain on sale of properties	(38)	(82)
Income tax effects	(13)	(48)
Resolution of income tax matters	(50)
Income tax benefit of ASC 606 adoption	-
Tax reform	-	(34)
NON-GAAP NET INCOME	$944	$1,171

INCOME FROM OPERATIONS	$945	$1,221
Adjustments:
Amortization of intangible assets	39	46
Stock-based compensation	153	158
COVID-19 charges	3
Restructuring and other charges	21	35
Gain on sale of properties	(38)	(73)
NON-GAAP INCOME FROM OPERATIONS	$1,123	$1,387
Adjustment:
Stock-based compensation		(158)
ADJUSTED INCOME FROM OPERATIONS (NON-GAAP)		$1,229

NET INCOME PER SHARE	$3.52	$4.51
Adjustments:
Amortization of intangible assets	0.17	0.18
Stock-based compensation	0.66	0.61
Asset impairment	0.04

Non-GAAP Financial Measures

To supplement NetApp’s consolidated financial statement information presented in accordance with generally accepted accounting principles in the United States (GAAP), NetApp provides investors with certain non-GAAP measures, including, but not limited to, historical non-GAAP operating results, net income and net income per diluted share. For purposes of internal planning, performance measurement and resource allocation, NetApp’s management uses non-GAAP measures of net income that exclude: (a) amortization of intangible assets, (b) stock-based compensation expenses, (c) litigation settlements, (d) acquisition-related expenses, (e) restructuring charges, (f) asset impairments, (g) gains and losses on the sale or derecognition of assets, and (g) our GAAP tax provision, but includes a non-GAAP tax provision based upon our projected annual non-GAAP effective tax rate for the first three quarters of the fiscal year and an actual non-GAAP tax provision for the fourth quarter of the fiscal year. NetApp makes additional adjustments to the non-GAAP tax provision for certain tax matters as described below. NetApp’s management uses these non-GAAP measures in making operating decisions because it believes the measurements provide meaningful supplemental information regarding NetApp’s ongoing operational performance. These non-GAAP financial measures are used to: (1) measure company performance against historical results, (2) facilitate comparisons to our competitors’ operating results and (3) allow greater transparency with respect to information used by management in financial and operational decision making. In addition, these non-GAAP financial measures are used to measure company performance for the purposes of determining employee incentive plan compensation.

As described above, NetApp excludes the following items from its non-GAAP measures:

A. Amortization of intangible assets. NetApp records amortization of intangible assets that were acquired in connection with its business combinations. The amortization of intangible assets varies depending on the level of acquisition activity. Management finds it useful to exclude these charges to assess the appropriate level of various operating expenses to assist in budgeting, planning and forecasting future periods and in measuring operational performance.

B. Stock-based compensation expenses. NetApp excludes stock-based compensation expenses from its non-GAAP measures primarily because they are non-cash expenses. While management views stock-based compensation as a key element of our employee retention and long-term incentives, we do not view it as an expense to be used in evaluating operational performance in any given period.

C. Acquisition-related expenses. NetApp excludes acquisition-related expenses, including due diligence, legal and other one-time integration charges, and the write down of assets acquired that NetApp does not intend to use in its ongoing business, from its non-GAAP measures primarily because they are not related to our on-going business or cost base and, therefore, cannot be relied upon for future planning and forecasting.

D. Restructuring charges. These charges include restructuring charges that are incurred based on the particular facts and circumstances of restructuring decisions, including employment and contractual settlement terms, and other related charges, and can vary in size and frequency. We therefore exclude them in our assessment of operational performance.

E. Asset impairments. These are non-cash charges to write down assets when there is an indication that the asset has become impaired. Management finds it useful to exclude these non-cash charges due to the unpredictability of these events in its assessment of operational performance.

F. Gains/losses on the sale of properties. These are gains/losses from the sale of our properties and other transactions in which we transfer control of assets to a third party. Management believes that these transactions do not reflect the results of our underlying, on-going business and, therefore, cannot be relied upon for future planning or forecasting.

G. Income tax adjustments. NetApp’s non-GAAP tax provision is based on a projected annual non-GAAP effective tax rate for the first three quarters of the fiscal year and an actual non-GAAP tax provision for the fourth quarter of the fiscal year. The non-GAAP tax provision also excludes, when applicable, (a) tax charges or benefits in the current period that relate to one or more prior fiscal periods that are a result of events such as changes in tax legislation and authoritative guidance, income tax audit settlements and/or court decisions, and (b) tax charges or benefits that are attributable to unusual or non-recurring book and/or tax accounting method changes, (c) tax charges that are a result of non-routine foreign cash repatriation, (d) tax charges or benefits that are a result of infrequent restructuring of the Company’s tax structure, (e) tax charges or benefits that are a result of a change in valuation allowance, and (f) tax charges resulting from the integration of intellectual properties from acquisitions. Management believes the use of a non-GAAP tax provision provides a more meaningful measure of the Company’s operational performance in any given period.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. In addition, the non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. Management compensates for these limitations by analyzing current and future results on a GAAP basis as well as a non-GAAP basis and also by providing GAAP measures in our earnings release and prepared remarks. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with generally accepted accounting principles in the United States. The non-GAAP financial measures are meant to supplement, and be viewed in conjunction with, GAAP financial measures. Investors should review the information regarding non-GAAP financial measures provided in our press release and prepared remarks.

VOTE BY I

NTERNET Before The Meeting - Go to www.proxyvote.com COMPUTERSHARE C/O NETAPP, INC. 2 NORTH LASALLE STREET, 3RD FLOOR CHICAGO, IL 60602 Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/NTAP2020 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D21032-P42904 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY NETAPP, INC. The Board of Directors unanimously recommends a vote FOR each of the nominees named in proposal 1. 1. Election of Directors Nominees: For Against Abstain 1a. T. Michael Nevens    The Board of Directors unanimously recommends a vote FOR proposals 2 and 3. For Against Abstain 1b. Deepak Ahuja 1c. Gerald Held 1d. Kathryn M. Hill          2. To hold an advisory vote to approve Named Executive    Officer compensation. 3. To ratify the appointment of Deloitte & Touche LLP as    NetApp's independent registered public accounting firm for the fiscal year ending April 30, 2021. 1e. Deborah L. Kerr    The Board of Directors unanimously recommends a vote AGAINST proposal 4. For Against Abstain 1f. George Kurian 1g. Scott F. Schenkel 1h. George T. Shaheen          4. To approve a stockholder proposal for stockholder    action by written consent. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on September 10, 2020: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.  D21033-P42904 NETAPP, INC. Annual Meeting of Stockholders September 10, 2020 3:30 PM PDT This Proxy Is Solicited On Behalf Of The Board Of Directors George Kurian and Michael J. Berry, or either of them, are hereby appointed as the lawful agents and proxies of the undersigned (with all powers the undersigned would possess if personally present, including full power of substitution) to represent and to vote all shares of the common stock of NetApp, Inc. ("NetApp") that the undersigned is entitled to vote at NetApp's Annual Meeting of Stockholders to be held on Thursday, September 10, 2020, at 3:30 p.m. Pacific Time and at any adjournments or postponements thereof (the "Annual Meeting"). The Annual Meeting will be held virtually and you may attend via the Internet at www.virtualshareholdermeeting.com/NTAP2020. This proxy will be voted as directed, or, if no direction is indicated, will be voted FOR the election of each of the nominees named in proposal 1, FOR proposals 2 and 3, AGAINST proposal 4, and in the discretion of the persons named above as proxies upon such other matters as may properly come before the Annual Meeting. This proxy may be revoked at any time before it is voted. PLEASE VOTE PROMPTLY BY USING THE TELEPHONE OR INTERNET VOTING OPTIONS OR SIGN, DATE AND RETURN THIS CARD USING THE ENCLOSED POSTAGE-PREPAID ENVELOPE. (Continued and to be signed on reverse side)